As filed with the Securities and Exchange Commission on January 16, 2002
                                                     Registration No. 333-69082
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                          INTERNATIONAL PAPER COMPANY
             (Exact name of Registrant as specified in its charter)

        New York                                        13-0872805
(State or other jurisdiction                (IRS Employer Identification Number)
of incorporation or organization)
                            -----------------------

                              400 Atlantic Street
                          Stamford, Connecticut 06921
                                 (203) 541-8000
                       (Address, including zip code, and
                        telephone number, including area
                        code, of registrant's principal
                               executive offices)
                            -----------------------

                                Barbara Smithers
                     Vice President and Corporate Secretary
                          International Paper Company
                              400 Atlantic Street
                          Stamford, Connecticut 06921
                                 (203) 541-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            -----------------------

                                   Copies to:
                               Francis J. Morison
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000
                            -----------------------



     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                            -----------------------




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------

     PROSPECTUS
                                 $2,105,000,000

                          International Paper Company

                     Zero Coupon Convertible Debentures due
                  June 20, 2021 and Common Stock issuable upon
                          conversion of the Debentures
THE SECURITIES

     International Paper Company issued the debentures in a private placement in June 2001 at an issue price of $475.66 per debenture. This prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of the debentures. We will not receive any of the proceeds from the sale of these debentures.

     The debentures are our senior unsecured obligations. We will not pay cash interest on the debentures prior to maturity unless an increased accretion rate occurs or we elect to do so following a tax event. The issue price represents a yield to maturity of 3.75% per year, subject to an upward adjustment in the event there is an increased accretion rate.

     The debentures are convertible at the option of the holder into shares of our common stock at a conversion rate of 9.5111 shares of common stock per debenture, subject to adjustment in some events, but only:

     o if the closing sales price of our common stock for at least 20 of the 30 trading days prior to conversion is more than the applicable percentage of the accreted conversion price, initially 120% and declining over the life of the debentures to 110% as described in this prospectus,

     o if our senior long-term credit ratings are downgraded by Moody's Investors Service, Inc. to below Baa3 and Standard & Poor's Ratings Services to below BBB -,

    o     if we call the debentures for redemption, or

    o     upon the occurrence of certain corporate events.

THE OFFERING

     The debentures and the common stock issuable upon conversion of the debentures may be offered and sold from time to time with this prospectus by the holders of those securities or by their transferees, pledgees, donees or successors (all of which we refer to as selling securityholders).

     The securities may be sold by the selling securityholders directly to purchasers or through agents, underwriters or dealers. To the extent required, the names of any selling securityholders, agents, underwriters or dealers involved in the sale of the securities, and the agent's commission, dealer's purchase price or underwriter's discount, if any, will be provided in supplements to this prospectus. The selling securityholders will receive all of the proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of all other expenses incident to the offer and sale of the securities. The selling securityholders and any broker-dealers, agents or underwriters that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Our common stock is listed on the New York Stock Exchange under the symbol "IP." The last reported sales price of our common stock on January 14, 2002 was $39.76 per share.

     Investing in the debentures involves risks. See "Risk Factors" on page 11.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     January 16, 2002

                               TABLE OF CONTENTS

                                                                          Page
Summary....................................................................3
Selected Consolidated Financial Data.......................................9
Risk Factors..............................................................11
Special Note Regarding Forward-looking Statements.........................12
Use of Proceeds...........................................................13
Price Range of Common Stock and Dividends.................................13
Securities Offered........................................................14
Description of Debentures.................................................15
Description of Capital Stock..............................................33
Selling Securityholders...................................................35
Material United States Federal Income Tax Considerations..................38
Plan of Distribution......................................................42
Where You Can Find More Information.......................................45
Legal Matters.............................................................46
Experts...................................................................46

                            -----------------------

     This document is called a prospectus and is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

     This prospectus provides you with a general description of the securities that the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholders are required to provide you with a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

     You should rely only on the information contained in this document and the information to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should consider carefully the information set forth in this prospectus under the heading "Risk Factors."


                          International Paper Company

     We are a global forest products, paper and packaging company that is complemented by an extensive distribution system, with primary markets and manufacturing operations in the United States, Canada, Europe, the Pacific Rim, and South America. Substantially all of our businesses have experienced, and are likely to continue to experience, cycles relating to available industry capacity and general economic conditions. We are a New York corporation and were incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898.

     In the United States at December 31, 2000, we operated 35 pulp, paper and packaging mills, 105 converting and packaging plants, 46 wood products facilities, seven specialty panels and laminated products plants and eight specialty chemicals plants. Production facilities at December 31, 2000 in Europe, Asia, Latin America, South America and Canada included 15 pulp, paper and packaging mills, 48 converting and packaging plants, 15 wood products facilities, three specialty panels and laminated products plants and seven specialty chemicals plants. We distribute printing, packaging, graphic arts, maintenance and industrial products through over 300 distribution branches located primarily in the United States. At December 31, 2000, we owned or managed approximately 12 million acres of forestlands in the United States, mostly in the South, 1.5 million acres in Brazil and had, through licenses and forest management agreements, harvesting rights on government-owned timberlands in Canada.

     At December 31, 2000, through Carter Holt Harvey, a New Zealand company which is approximately 50.4% owned by International Paper, we operated five mills producing pulp, paper, packaging and tissue products, 26 converting and packaging plants and 56 wood products manufacturing and distribution facilities, primarily in New Zealand and Australia. Carter Holt Harvey distributes paper and packaging products through seven distribution branches located in New Zealand and Australia. In New Zealand, Carter Holt Harvey owns approximately 820,000 acres of forestlands.

     Our principal executive offices are located at 400 Atlantic Street, Stamford, Connecticut 06921 and our telephone number is (203) 541-8000.

                                  The Offering

Debentures...................................     $2,105,000,000 aggregate
                                                  principal amount at maturity,
                                                  subject to an upward
                                                  adjustment in the event there
                                                  is an increased accretion
                                                  rate, of Zero Coupon
                                                  Convertible debentures due
                                                  June 20, 2021.

Issue Price..................................     We initially issued the
                                                  debentures at a price of
                                                  $475.66 per debenture and with
                                                  a principal amount at maturity
                                                  of $1,000, subject to an
                                                  upward adjustment in the event
                                                  there is an increased
                                                  accretion rate.

Maturity.....................................     June 20, 2021.

Ranking......................................     The debentures are our senior
                                                  unsecured obligations and
                                                  rank equally with all of our
                                                  other unsecured and
                                                  unsubordinated debt.

Yield to Maturity............................     3.75% annually (computed on a
                                                  semi-annual bond equivalent
                                                  basis), subject to an upward
                                                  adjustment in the event there
                                                  is an increased accretion
                                                  rate.

Cash Interest Payment........................     We will not pay cash interest
                                                  on the debentures unless an
                                                  increased accretion rate is
                                                  in effect or we elect to do
                                                  so following a tax event, each
                                                  as described below.

                                                  If an increased accretion rate
                                                  is in effect for an annual
                                                  period, we will pay a portion
                                                  of the increased accretion
                                                  rate as cash interest at a
                                                  rate of 0.25% per annum (or
                                                  0.125% for each semi-annual
                                                  period) on the Applicable
                                                  Principal Amount and the
                                                  remaining portion of the
                                                  increased accretion rate will
                                                  be accrued and payable at
                                                  maturity, redemption or
                                                  repurchase.

                                                  If we elect to pay cash
                                                  interest upon the occurrence
                                                  of a tax event, the amount
                                                  of cash interest payable for
                                                  each semi-annual period
                                                  will be determined based on
                                                  the initial accretion rate or
                                                  the increased accretion
                                                  rate, whichever is in effect.

                                                  Cash interest, if any, will
                                                  be paid semi-annually in
                                                  arrears on each June 20 or
                                                  December 20 to the holders of
                                                  record of the debentures as
                                                  of the preceding June 5 or
                                                  December 5.

Interest Adjustment..........................     Beginning on June 20, 2004,
                                                  if the closing sales price of
                                                  our common stock is equal to
                                                  or less than 60% of the
                                                  Accreted Conversion Price (as
                                                  defined under "Description
                                                  of Debentures--Interest Rate
                                                  Adjustment") of the
                                                  debentures for any 20 trading
                                                  days out of the last 30
                                                  consecutive trading days
                                                  ending six business days
                                                  prior to such date or six
                                                  business days prior to any
                                                  June 20 thereafter, then the
                                                  accretion rate on the
                                                  debentures for the annual
                                                  period commencing on such date
                                                  will be subject to an
                                                  increased accretion rate equal
                                                  to the applicable per annum
                                                  Reset Rate in effect at that
                                                  time. An increased accretion
                                                  rate made in accordance with
                                                  the preceding sentence will
                                                  remain in effect until the
                                                  next June 20 thereafter when
                                                  the closing sales price of our
                                                  common stock is not equal to
                                                  or less than 60% of the
                                                  Accreted Conversion Price of
                                                  the debentures for any 20
                                                  trading days out of the last
                                                  30 consecutive trading days
                                                  ending six business days prior
                                                  to such date, at which time
                                                  the accretion rate will revert
                                                  to 3.75%. If the closing sales
                                                  price of our common stock is
                                                  equal to or less than 60% of
                                                  the Accreted Conversion Price
                                                  of the debentures for any 20
                                                  out of the last 30 trading
                                                  days ending six business days
                                                  prior to any June 20 after the
                                                  accretion rate has reverted to
                                                  3.75%, then the debentures
                                                  will again be subject to an
                                                  increased accretion rate
                                                  equivalent to the Reset Rate
                                                  in effect from time to time.
                                                  The "Reset Rate" will be
                                                  established by the reset rate
                                                  agent as of each Reset Rate
                                                  Determination Date (as
                                                  described under "Description
                                                  of Debentures--Interest Rate
                                                  Adjustment").

Tax Event....................................     We can irrevocably elect to
                                                  pay cash interest on the
                                                  debentures upon the occurrence
                                                  of a tax event from and
                                                  after the date a tax event
                                                  occurs instead of accreting
                                                  the principal amount of the
                                                  debentures, in addition to any
                                                  cash
                                                  interest payable in accordance
                                                  with an increased accretion
                                                  rate. If that happens, the
                                                  principal amount on which we
                                                  pay interest will be restated
                                                  and will be equal to the
                                                  accreted principal amount on
                                                  the date of restatement. See
                                                  "Description of Debentures--
                                                  Tax Event" beginning on
                                                  page 26.

Conversion Rights............................     The debentures are convertible
                                                  at the option of the holder
                                                  into our common stock at a
                                                  conversion rate of 9.5111
                                                  shares per debenture, subject
                                                  to adjustment in certain
                                                  events, under any of the
                                                  following circumstances:

                                                 o    if the closing sales price
                                                      of our common stock for at
                                                      least 20 trading days in
                                                      the 30 consecutive trading
                                                      days ending on the day
                                                      prior to the day of
                                                      surrender is more than the
                                                      Applicable Percentage (the
                                                      "Applicable Percentage"
                                                      shall be initially 120%
                                                      and shall decline by
                                                      0.256% at the end of each
                                                      semi-annual period over
                                                      the life of the debentures
                                                      to 110%) of the Accreted
                                                      Conversion Price;

                                                 o    if each of Moody's and S&P
                                                      has downgraded our senior
                                                      long-term credit rating to
                                                      below Baa3 and BBB -,
                                                      respectively;

                                                 o    if the debentures have
                                                      been called for
                                                      redemption; or

                                                 o    upon the occurrence of
                                                      specified corporate
                                                      transactions described
                                                      under "Description of
                                                      Debentures--Conversion
                                                      Rights--Conversion
                                                      Upon Specified Corporate
                                                      Transactions" on page 21.

Redemption of the Debentures at Our Option...     We may not redeem the
                                                  debentures prior to June 20,
                                                  2006.

                                                  On or after June 20, 2006 and
                                                  prior to June 20, 2008, we may
                                                  redeem the debentures for
                                                  cash, in whole or in part, but
                                                  only if our stock price
                                                  exceeds 120% of the Accreted
                                                  Conversion Price for at least
                                                  20 trading days in the 30
                                                  consecutive trading days
                                                  ending on the date we make
                                                  public a notice of our
                                                  intention to redeem the
                                                  debentures.

                                                  On or after June 20, 2008, we
                                                  may redeem the debentures at
                                                  any time, in whole or in part,
                                                  upon not less than 30 nor
                                                  more than 60 days notice by
                                                  mail to holders of the
                                                  debentures, for a price equal
                                                  to the accreted principal
                                                  amount plus any accrued and
                                                  unpaid cash interest to the
                                                  redemption date.

Repurchase of Debentures at Your Option......     You have the right to require
                                                  us to repurchase the
                                                  debentures on June 20, 2004,
                                                  June 20, 2006, June 20, 2011
                                                  and June 20, 2016. In each
                                                  case, the repurchase price
                                                  payable will be equal to the
                                                  accreted principal amount plus
                                                  any accrued and unpaid cash
                                                  interest to the repurchase
                                                  date. We may choose to pay the
                                                  repurchase price in cash or
                                                  common stock, or a combination
                                                  of both. If we elect to pay
                                                  the repurchase price with
                                                  shares of our common stock or
                                                  a combination of cash and our
                                                  common stock, we must notify
                                                  holders not less than 20
                                                  business days prior to the
                                                  repurchase date. Our common
                                                  stock will be valued at the
                                                  average of the closing sales
                                                  price for five trading days
                                                  ending on the third trading
                                                  day prior to the repurchase
                                                  date.

Change in Control............................     If we undergo a change in
                                                  control, you will have the
                                                  option to require us to
                                                  repurchase the debentures for
                                                  cash. We will pay a repurchase
                                                  price equal to the accreted
                                                  principal amount plus any
                                                  accrued and unpaid cash
                                                  interest to such repurchase
                                                  date.

Events of Default............................     If there is an event of
                                                  default on the debentures, the
                                                  accreted principal amount of
                                                  the debentures plus any
                                                  accrued and unpaid cash
                                                  interest up to such payment
                                                  date may be declared due and
                                                  payable.

Tax  ........................................     Each holder agrees, for U.S.
                                                  federal income tax purposes,
                                                  to treat the debentures as
                                                  "contingent payment debt
                                                  instruments" and to be bound
                                                  by our application of the
                                                  Treasury regulations that
                                                  govern contingent payment debt
                                                  instruments, including our
                                                  determination that the rate at
                                                  which interest will be deemed
                                                  to accrue for federal income
                                                  tax purposes will be 6.28%
                                                  compounded semi-annually,
                                                  which is the rate comparable
                                                  to the rate at which we would
                                                  borrow on a noncontingent,
                                                  nonconvertible debt obligation
                                                  with terms and conditions
                                                  similar to the debentures.
                                                  Accordingly, each holder will
                                                  be required to accrue interest
                                                  on a constant yield to
                                                  maturity basis at that rate,
                                                  with the result that a holder
                                                  will recognize taxable income
                                                  significantly in excess of any
                                                  cash received while the
                                                  debentures are outstanding.
                                                  In addition, a holder will
                                                  recognize ordinary income upon
                                                  a conversion of a debenture
                                                  into our common stock equal to
                                                  the excess, if any, between
                                                  the value of our common stock
                                                  received on the conversion and
                                                  the holder's original purchase
                                                  price increased by any
                                                  interest income previously
                                                  accrued by the holder.

                                                  HOLDERS ARE URGED TO CONSULT
                                                  THEIR TAX ADVISERS REGARDING
                                                  THE TAX TREATMENT OF THE
                                                  DEBENTURES AND WHETHER A
                                                  PURCHASE OF THE DEBENTURES IS
                                                  ADVISABLE IN LIGHT OF THE
                                                  AGREED UPON TAX TREATMENT AND
                                                  THE HOLDER'S PARTICULAR TAX
                                                  SITUATION.

Book-Entry Form..............................     The debentures have been
                                                  issued only in book-entry form
                                                  and are represented by
                                                  permanent global certificates
                                                  deposited with a custodian for
                                                  and registered in the name
                                                  of a nominee of The Depository
                                                  Trust Company, commonly known
                                                  as DTC, in New York, New York.
                                                  Beneficial interests in any of
                                                  the securities will be shown
                                                  on, and transfers will be
                                                  effected only through, records
                                                  maintained by DTC and its
                                                  direct and indirect
                                                  participants and any such
                                                  interest may not be exchanged
                                                  for certificated securities,
                                                  except in limited
                                                  circumstances. See
                                                  "Description of Debentures--
                                                  Book-Entry; Delivery and
                                                  Form" beginning on page 27.

Use of Proceeds..............................     We will not receive any of the
                                                  proceeds from the sale of
                                                  the debentures or the
                                                  underlying common stock by any
                                                  selling securityholders.

Absence of Market for the Debentures.........     The debentures were initially
                                                  sold in transactions exempt
                                                  from the registration
                                                  requirements of the Securities
                                                  Act. As a result of the
                                                  effectiveness of the
                                                  registration statement of
                                                  which this prospectus is a
                                                  part, the debentures are no
                                                  longer restricted securities
                                                  under the Securities Act.
                                                  However, there is currently no
                                                  market for the debentures.
                                                  Although Credit Suisse First
                                                  Boston and Goldman, Sachs
                                                  & Co, the initial purchasers
                                                  informed us at the time of the
                                                  initial offering and sale of
                                                  the debentures that they
                                                  planned to make a market in
                                                  the debentures, the initial
                                                  purchasers are not obligated
                                                  to do so, and they may
                                                  discontinue any such market
                                                  making at any time without
                                                  notice. Accordingly, we cannot
                                                  assure you as to the
                                                  development or liquidity of
                                                  any market for the debentures.


Trading......................................     Our common stock is traded on
                                                  the New York Stock Exchange
                                                  under the symbol "IP."


                       Ratio Of Earnings To Fixed Charges

     The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 2000, and for the nine-month periods ended September 30, 2001 and September 30, 2000.


    For the Nine Months Ended                                    For the Year Ended
          September 30,                                               December 31,
---------------------------------       ------------------------------------------------------------------------
     2001              2000             2000             1999             1998             1997             1996
     ----              ----             ----             ----             ----             ----             ----

     --(1)             2.27             1.42             1.27             1.38             --(1)            1.83

-------------------

(1) Our deficiency in earnings necessary to cover fixed charges was $720.8 million for the nine months ended September 30, 2001 and $72.0 million for the year ended December 31, 1997.

     For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax earnings before charges and the cumulative effect of accounting changes, interest, the estimated interest factor in rent expense (which, in our opinion, approximates one-third of rent expense) and preferred dividends of subsidiaries, and adjustments for undistributed equity earnings and the amortization of capitalized interest. Fixed charges include interest incurred (including amounts capitalized), the estimated interest factor in rent expense and preferred dividends of subsidiaries.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected financial data for each of the five years in the period ended December 31, 2000 have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data as of September 30, 2001 and 2000, and each of the nine-month periods then ended, have been derived from our unaudited condensed consolidated financial statements which include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly our results of operations and financial position for the periods and dates presented. This data should be read in conjunction with our audited and unaudited consolidated financial statements, including the notes thereto, incorporated in this prospectus by reference.


                             For the Nine Months Ended                                    For the Year Ended
                                   September 30,                                               December 31,
                         ---------------------------------          ---------------------------------------------------------------
                           2001                 2000                  2000             1999         1998       1997         1996
                           ----                 ----                  ----             ----         ----       ----         ----

                              (Unaudited)
                                                                     (in millions, except per share amounts)
Earnings Data:
Net Sales..........      $20,109              $20,952                $28,180       $24,573        $23,979     $24,556     $24,182
Earnings (loss)
   before income
   taxes, minority
   interest,
   extraordinary
   items and
   accounting
   change..........         (632)(a)(b)(c)      1,226(e)                 723(g)        448(i)         429(k)      143)(l)     939(m)
Net earnings (loss)         (632)(a)(b)(c)(d)     513(e)(f)              142(g)(h)     183(i)(j)      247(k)      (80)(l)     379(m)

Consolidated
   Balance Sheet
   Data:
Total assets  .....       39,342               42,965                 42,109        30,268         31,466      31,971      33,357
Notes payable and
   current maturities
   of long-term
   debt............        1,203                2,912                  2,115           920          1,418       2,465       3,578
Long term debt.....       13,364               12,690                 12,648         7,520          7,697       8,521       7,943
Common
   shareholders'
   equity..........       10,840               12,572                 12,034        10,304         10,738      10,647      11,349

Per Share Data:
Net earnings (loss)
   per common
   share before
   extraordinary
   items and
   accounting
   change..........      $(1.18)(a)(b)(c)      $1.57(e)               $0.82(g)      $0.48(i)        $0.60(k)  $(0.20)(l)   $0.95(m)
Net earnings (loss)
   per common
   share...........      $(1.31)(a)(b)(c)(d)   $1.17(e)(f)            $0.32(g)(h)   $0.44(i)(j)     $0.60(k)  $(0.20)(l)   $0.95(m)
Cash dividend
   per share(n)....      $ 0.75                $0.75                  $1.00         $1.01           $1.05      $1.05       $1.05

-------------------



(a) Includes a $42 million pre-tax charge ($28 million after taxes) for Champion merger-related costs.

(b) Includes a charge of $465 million before taxes and minority interest ($300 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions and a charge of $85 million ($55 million after taxes) for impairment losses on assets of businesses held for sale.

(c) Includes a gain of $215 million before taxes ($137 million after taxes) on the sale of the Curtis/Palmer hydroelectric facility, and charges in the amount of $649 million before taxes ($480 million after taxes) in connection with facility and business rationalizations, an increase in litigation related reserves, and disposition and impairment losses on assets of businesses held for sale.

(d) Includes a $25 million pre-tax charge ($16 million after taxes and minority interest) for the cumulative effect of adopting the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, and a $73 million pre-tax extraordinary charge ($46 million after taxes) for an adjustment to the expected loss on the sale of the Masonite business and the loss on the sale of oil and gas interests.

(e) Includes a pre-tax charge of $125 million ($80 million after taxes) for additions to existing Masonite reserves, a charge of $71 million before taxes and minority interest ($42 million after taxes and minority interest) primarily for asset shutdowns of excess internal capacity and cost reduction actions, and a $21 million net pre-tax charge ($13 million after taxes) for Union Camp and Champion merger related items.

(f) Includes a $385 million extraordinary gain ($134 million after taxes and minority interest) on the sale of our investment in Scitex and Carter Holt Harvey's sale of its share of COPEC, and an extraordinary pre-tax charge of $460 million ($310 million after taxes) related to the impairment of the Zanders and Masonite businesses to be sold.

(g) Includes a $54 million pre-tax charge ($33 million after taxes) for merger related expenses, a $125 million pre-tax charge ($80 million after taxes) for additional Masonite legal reserves, an $824 million charge before taxes and minority interest ($509 million after taxes and minority interest) for asset shutdowns and a $34 million pre-tax credit ($21 million after taxes) for the reversals of reserves no longer required.

(h) Includes an extraordinary gain of $385 million before taxes and minority interest ($134 million after taxes and minority interest) on the sale of International Paper's investment in Scitex and Carter Holt Harvey's sale of its share of COPEC, an extraordinary loss of $460 million before taxes ($310 million after taxes) related to the impairment of the Zanders and Masonite businesses to be sold, an extraordinary gain before taxes and minority interest of $368 million ($183 million after taxes and minority interest) related to the sale of Bush Boake Allen, an extraordinary loss of $5 million before taxes and minority interest ($2 million after taxes and minority interest) related to Carter Holt Harvey's sale of its Plastics division, and an extraordinary pre-tax charge of $373 million ($231 million after taxes) related to impairments of the Argentine investments, as well as the Chemical Cellulose pulp business and Fine Papers businesses to be sold.

(i) Includes a $148 million pre-tax charge ($97 million after taxes) for Union Camp merger-related termination benefits, a $107 million pre-tax charge ($78 million after taxes) for merger-related expenses, a $298 million pre-tax charge ($180 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions, a $10 million pre-tax charge ($6 million after taxes) to increase existing environmental remediation reserves related to certain former Union Camp facilities, a $30 million pre-tax charge ($18 million after taxes) to increase existing legal reserves and a $36 million pre-tax credit ($27 million after taxes) for the reversals of reserves that were no longer required.

(j) Includes an extraordinary loss of $26 million before taxes ($16 million after taxes) for the extinguishment of high-interest debt that was assumed in the merger with Union Camp.

(k) Includes a $20 million pre-tax gain ($12 million after taxes) on the sale of the Veratec nonwovens business, an $83 million pre-tax credit ($50 million after taxes) from the reversals of previously established reserves that were no longer required, a $111 million pre-tax charge ($68 million after taxes) for the impairment of oil and gas reserves due to low prices, a $145 million pre-tax restructuring and asset impairment charge ($82 million after taxes and minority interest expense) and $16 million of pre-tax charges ($10 million after taxes) related to International Paper's share of charges taken by Scitex, a 13% investee company, for the write-off of in-process research and development related to an acquisition and costs to exit the digital video business.

(l) Includes a pre-tax business improvement charge of $535 million ($385 million after taxes), a $150 million pre-tax provision for legal reserve ($93 million after taxes), a pre-tax charge of $125 million ($80 million after taxes) for anticipated losses associated with the sale of the Imaging businesses, and a pre-tax gain of $170 million ($97 million after taxes and minority interest) from the redemption of certain retained West Coast partnership interests and the release of a related debt guaranty.

(m) Includes a pre-tax restructuring and asset impairment charge of $554 million ($386 million after taxes), a $592 million pre- tax gain on the sale of a West Coast partnership interest ($336 million after taxes and minority interest), a $155 million pre- tax charge ($99 million after taxes) for the write-down of the investment in Scitex and a $10 million pre-tax charge ($6 million after taxes) for International Paper's share of a restructuring charge announced by Scitex in November 1996.

(n) The International Paper dividend has remained at $1.00 per share since 1996. However, dividends on a per share basis have been restated to include dividends paid by Union Camp which merged with International Paper during 1999 in a transaction accounted for as a pooling-of-interests.

                                  RISK FACTORS

     Investing in these debentures involves risk. In addition to the other information contained in this prospectus, you should carefully consider the risk factors described below before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Relating to the Debentures

We may be unable to repay the debentures when due or repurchase the debentures when we are required to do so.

     At final maturity, the entire outstanding principal amount of the debentures will become due and payable, plus any accrued and unpaid interest. At any accelerated maturity prior to final maturity, the issue price plus any accrued and unpaid interest, will become due and payable. On or after June 20, 2006, with certain conditions required for redemptions prior to June 20, 2008, we may redeem for cash all or part of the debentures. If we undergo a change in control, you will have the option to require us to repurchase the debentures for cash. A holder may also require us to repurchase all or a portion of that holder's debentures at certain times during the term of the debentures. At maturity, or at any time when a holder may require us to repurchase debentures, we may not have sufficient funds or may be unable to arrange for additional financing to pay the amount due.

     Our borrowing arrangements or agreements relating to indebtedness to which we may become a party may limit our ability to repay or repurchase the debentures with cash. Our failure to repay any debentures due upon maturity or repurchase tendered debentures would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our other indebtedness.

Because there is no public market for the debentures, you may not be able to resell the debentures easily or at a favorable price.

     There is no public market for the debentures and we are not certain of:

     o    the liquidity of any market that may develop;

     o    the ability of the holders to sell their debentures; or

     o    the price at which holders would be able to sell their debentures.

     If such a market were to develop, the debentures could trade at prices that may be higher or lower than the issue price to the public plus any accrued interest. The actual trading price may depend on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

     Credit Suisse First Boston and Goldman, Sachs & Co, the initial purchasers, advised us at the time of the initial offering and sale of the debentures that they planned to make a market in the debentures. The initial purchasers are not obligated, however, to make a market in the debentures, and the initial purchasers may discontinue any such market-making activity at any time at their sole discretion. In addition, such market-making activity will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, a liquid trading market for the debentures may not develop and as a result you may not be able to resell the debentures easily or at a favorable price.

The amount you must include in your income for United States federal income tax purposes may very well exceed the yield at which the debentures accrete to maturity.

     We and each holder agree to treat the debentures as contingent payment debt instruments. As a result, in the absence of an administrative determination or judicial ruling to the contrary, you will generally be required to include in your gross income each year, amounts of interest at an assumed yield of 6.28% compounded semi- annually based on the issue price of the debentures although the yield at which the debentures will accrete to their stated redemption price in cash at maturity is only 3.75%, unless such accretion rate is adjusted in accordance with the terms of the debenture. See "Material United States Federal Income Tax Considerations."

The sale, conversion, repurchase or redemption of a debenture for more than your adjusted tax basis will give rise to ordinary interest income.

     Despite the fact that you may hold the debenture as a capital asset, any gain realized upon sale, conversion, repurchase by us (at your option) or redemption will generally be ordinary interest income. Moreover, in computing any gain upon such conversion or repurchase by us (at your option), you must include the fair market value of our common stock in determining your amount realized, and hence the amount of gain, if any. See "Material United States Federal Income Tax Considerations."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements concerning our financial condition, results of operations and business. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the debentures or the underlying common stock by any selling securityholders. We used the net proceeds from the initial issuance of the debentures to refinance borrowings under our commercial paper program. The borrowings beared interest at a weighted average interest rate of 4.18% and had an average maturity of 16 days.


                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is traded on the New York Stock Exchange under the symbol "IP." On January 14, 2002, the last sale price reported on the NYSE for our common stock was $39.76 per share. The following table sets forth the high and low sales price per share of our common stock on the NYSE composite tape of transactions and the dividends paid on our common stock during the quarterly periods presented below:



                                                                                                                 Dividend
                                                                                        High          Low        Per Share
                                                                                        ----          ---        ---------
1998
   First Quarter.............................................................          $52.625       $40.875       $0.26
   Second Quarter............................................................           55.250        42.500        0.26
   Third Quarter.............................................................           49.375        35.500        0.26
   Fourth Quarter............................................................           49.188        40.188        0.27
1999
   First Quarter.............................................................          $47.250       $39.500       $0.26
   Second Quarter............................................................           59.500        42.688        0.25
   Third Quarter.............................................................           56.063        46.938        0.25
   Fourth Quarter............................................................           57.688        43.563        0.25
2000
   First Quarter.............................................................          $60.000       $32.875       $0.25
   Second Quarter............................................................           45.938        29.563        0.25
   Third Quarter.............................................................           36.813        27.000        0.25
   Fourth Quarter............................................................           43.000        26.313        0.25
2001
   First Quarter.............................................................          $43.313       $32.900       $0.25
   Second Quarter ...........................................................           41.000        33.313        0.25
   Third Quarter.............................................................           42.500        30.726        0.25
   Fourth Quarter............................................................           41.797        33.610        0.25
2002
   First Quarter (through January 14, 2002) .................................           42.400        39.750          --

-------------------

(a) Our dividend was $1.00 per share in 1998 and 1999. However, dividends on a per share basis were restated to include dividends paid by Union Camp which merged with International Paper during 1999 in a transaction accounted for as a pooling-of-interests.

                               SECURITIES OFFERED

     Using this prospectus, selling securityholders may offer for sale the debentures and the common stock into which the debentures are convertible. We registered all of these securities under the Securities Act using a "shelf" registration statement. This shelf registration statement allows the selling securityholders to offer and sell any combination of these securities. Each time selling securityholders offer securities during the period of time that we are required by the Registration Rights Agreement to keep the shelf registration statement effective, such selling securityholder must provide this prospectus, which names the selling securityholders and describes the specific securities offered. This prospectus may be amended or supplemented by one or more prospectus supplements, which may provide new information or update the information in this prospectus.

                           DESCRIPTION OF DEBENTURES

     We have issued the debentures under an indenture dated April 12, 1999, between us and The Bank of New York, as trustee (referred to in this description as the base indenture), as supplemented by a supplemental indenture dated June 20, 2001, between us and the trustee. The supplemental indenture and the base indenture will be referred to together as the "indenture." The base indenture provides for the issuance from time to time of debt securities in an unlimited dollar amount and an unlimited number of series.

     We have summarized the material provisions of the indenture and the debentures below. This summary does not describe all exceptions and qualifications contained in the indenture or all of the terms of the debentures. You should read the indenture and the debentures for provisions that may be important to you. Copies of the indenture and the form of debentures have been filed as exhibits to the registration statement of which this prospectus is a part.

Brief Description of the Debentures

     The debentures are our senior unsecured obligations and rank equally with all of our other unsecured and unsubordinated indebtedness. The debentures are limited to an aggregate principal amount at maturity of $2,105,000,000, subject to an upward adjustment in the event there is an increased accretion rate. The debentures will mature on June 20, 2021.

     The debentures have been offered and sold at a discount from their value at maturity. We initially issued the debentures, as part of a private placement, at a price to investors of $475.66 per debenture. We will not pay cash interest on the debentures unless an increased accretion rate is in effect or we elect to do so following a tax event (as defined below). The maturity value of each debenture will exceed $1,000 in the event there is an increased accretion rate. The issue price represented a yield to maturity of 3.75% per annum unless the debentures become subject to an increased accretion rate. The debentures were issued only in denominations of $1,000 principal amount at maturity and multiples of $1,000 principal amount at maturity, subject to an upward adjustment in the event there is an increased accretion rate.

     You have the option to convert your debentures into our common stock, par value $1.00 per share, at a conversion rate of 9.5111 shares of common stock per debenture. This is equivalent to an initial conversion price of $50.01 per share of common stock based on the price to investors of the debentures. The conversion rate is subject to adjustment if certain events occur. If all conditions are met such that the debentures can be converted by the holders, then we will include the potential dilutive effect of the shares of our common stock issuable on conversion in our diluted earnings per share calculations only during the periods those conversion conditions are met.

     Each holder has agreed in the indenture, for U.S. federal income tax purposes, to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. This includes our determination that the rate at which interest will be deemed to accrue for federal income tax purposes will be 6.28%, compounded semi-annually. This is the rate comparable to the rate at which we would borrow on a noncontingent, nonconvertible borrowing with terms and conditions otherwise comparable to the debentures (including the rank, term and general market conditions). Accordingly, each holder is required:

     o to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding, and

     o recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, of the value of the stock received on the conversion above the holder's adjusted tax basis in the debenture.

     However, the application of the regulations that govern contingent payment debt instruments is uncertain in a number of respects, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder:

     o    should have accrued interest income at a lower rate,

     o    should not have recognized income or gain upon the conversion, or

     o should not have recognized ordinary income or loss upon a taxable disposition of its debenture.

     WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR TAX ADVISERS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND YOUR PARTICULAR TAX SITUATION.

Interest Adjustment

     Beginning June 20, 2004, and on each one year anniversary thereafter (each referred to as an "accretion rate measurement date"), the accretion rate on the debentures is subject to adjustment as described below. However, at no time shall the accretion rate be less than 3.75% per annum or more than 11% per annum.

     If the valuation condition (as defined below) is satisfied then the accretion rate shall be reset as described below. If, however, on any accretion rate measurement date, the valuation condition with respect to such accretion rate measurement date is not satisfied, then the accretion rate shall be 3.75%.

     The "valuation condition" is satisfied if the closing sales price of our common stock is equal to or less than 60% of the accreted conversion price (as defined below) for any 20 trading days out of the last 30 consecutive trading days ending six business days prior to an accretion rate measurement date.

     The "accreted conversion price" as of any day will equal the accreted principal amount of a debenture divided by the number of shares of common stock issuable upon conversion of such debenture on that day.

     On June 20, 2004 and/or June 20, 2005, if the valuation condition is satisfied, then the accretion rate shall be reset to the two-year rate as determined on June 16, 2004.

     On June 20, 2006, if the valuation condition is satisfied, then the accretion rate for the period beginning on June 20, 2006 until the earlier of:

     o    June 20, 2011, or

     o the next accretion rate measurement date on which the valuation condition is not satisfied shall be reset to the five-year rate, as determined on June 15, 2006. Notwithstanding the next two paragraphs, the five-year rate will continue to be in effect until June 20, 2011 if the valuation condition is satisfied on the accretion rate measurement dates in 2007, 2008, 2009 and 2010.

     On June 20, 2007 and/or June 20, 2008, if the valuation condition is satisfied, then the accretion rate shall be reset to the two-year rate as determined on June 15, 2007.

     On June 20, 2009 and/or June 20, 2010, if the valuation condition is satisfied, then the accretion rate shall be reset to the two-year rate as determined on June 17, 2009.

     On June 20, 2011, if the valuation condition is satisfied, then the accretion rate for the period beginning on June 20, 2011 until the earlier of:

     o    June 20, 2016, or

     o the next accretion rate measurement date on which the valuation condition is not satisfied shall be reset to the five-year rate as determined on June 16, 2011. Notwithstanding the next two paragraphs, the five-year rate will continue to be in effect until June 20, 2016 if the valuation condition is satisfied on the accretion rate measurement dates in 2012, 2013, 2014 and 2015.

     On June 20, 2012 and/or June 20, 2013, if the valuation condition is satisfied, then the accretion rate shall be reset to the two-year rate as determined on June 15, 2012.

     On June 20, 2014 and/or June 20, 2015, if the valuation condition is satisfied, then the accretion rate shall be reset to the two-year rate as determined on June 17, 2014.

     On June 20, 2016, if the valuation condition is satisfied, then the accretion rate for the period beginning on June 20, 2016 until the earlier of:

     o    maturity, or

     o the next accretion rate measurement date on which the valuation condition is not satisfied shall be reset to the five-year rate as determined on June 15, 2016. Notwithstanding the next two paragraphs, the five-year rate will continue to be in effect until maturity if the valuation condition is satisfied on the accretion rate measurement dates in 2017, 2018, 2019 and 2020.

     On June 20, 2017 and/or June 20, 2018, if the valuation condition is satisfied, then the accretion rate shall be reset to the two-year rate as determined on June 15, 2017.

     On June 20, 2019 and/or June 20, 2020, if the valuation condition is satisfied, then the accretion rate shall be reset to the two-year rate as determined on June 17, 2019.

     The reset rate determined as of each reset rate determination date will be equal to the rate that would, in the sole judgment of the reset rate agent, result in a trading price of par of a hypothetical issue of senior, nonconvertible, noncontingent, fixed-rate debt securities of International Paper with:

     o    a final maturity equal to,

          o    in the case of the five-year rate, five years; and

          o    in the case of the two-year rate, two years;

     o an aggregate principal amount equal to the accreted principal amount of the debentures; and

     o covenants and other provisions that are, insofar as would be practicable for an issue of senior, nonconvertible, fixed-rate debt securities, substantially identical to those of the debentures.

     Also, if the reset rate agent has not established the reset rate for the applicable annual period, or if the reset rate agent determines in its sole judgment that there is no suitable reference rate from which the reset rate may be determined, the reset rate for that period will be the reset rate most recently determined. If there is no reset rate most recently determined the reset rate shall be a rate mutually agreed upon by the reset rate agent and us reflecting current market conditions. In either case, such reset rate will remain in effect until the reset rate agent determines that there is a suitable reference rate, at which time the reset rate agent will determine a new reset rate for the period ending on the next reset rate determination date.

     All dates above refer to such date, or if such date is not a business day, the next succeeding business day.

     If an increased accretion rate is in effect for a particular period, we will pay a portion of the increased accretion rate as cash interest at an annualized rate of 0.25% (0.125% per semi-annual period) of the applicable principal amount.

     In the event of an increased accretion rate, we will pay cash interest on each June 20 or December 20 to holders of record on the preceding June 5 or December 5, as the case may be. Cash interest will be determined on the basis of a 360-day year, consisting of twelve 30-day months.

     In the event of an increased accretion rate, the accreted principal amount of the debentures will increase at a rate greater than the initial accretion rate, and the maturity value of the debentures will exceed their initial maturity value of $1,000. The redemption and repurchase prices set forth in the tables below will also increase.

     The "closing sales price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq system.

     In the event of an increased accretion rate, we will disseminate a press release through Reuters Economic Services or Bloomberg Business News containing this information or publish the information on our web site on the world wide web or through such other public medium as we may use at that time.

     Reset Rate Agent; Determinations Conclusive

     We will appoint a reset rate agent. For the determination of the reset rate, the reset rate agent shall seek indicative reference rates from three nationally recognized investment banks. The determination of any reset rate will be conclusive and binding upon the reset rate agent, us, the trustee and the holders of the debentures, in the absence of manifest error.

     The reset rate agent may be removed at any time by us giving at least 60 days' written notice to the reset rate agent. The reset rate agent may resign at any time upon giving at least 30 days' written notice to us.

Interest

     We will not pay cash interest on the debentures unless:

     o    an increased accretion rate is in effect, or

     o    we elect to do so following a tax event.

     Interest will be based on a 360-day year comprised of twelve 30-day months, and will be payable semi- annually on June 20 and December 20. If an increased accretion rate is in effect for an annual period, we will pay a portion of the increased accretion rate as cash interest at the rate of 0.25% (or 0.125% per semi-annual period) of the Applicable Principal Amount. Cash interest following a tax event and our election to pay the interest in cash, will be paid at a rate equal to the accretion rate that would be in effect from time to time if we had not elected to pay cash. The record date for the payment of cash interest to holders will be June 5 and December 5 of each year. We will give notice to the registered holders of the debentures, no later than 15 days prior to each record date, of the amount of cash interest to be paid as of the next interest payment date. We will pay interest on the debentures to registered holders of the debentures as of the record date.

Redemption Rights

     On or after June 20, 2006, and prior to June 20, 2008, we may redeem the debentures for cash, in whole or in part. During that time period, the redemption option will be available only if our common stock price exceeds 120% of the accreted conversion price for at least 20 trading days in the 30 consecutive trading days ending on the date we publicize our intention to redeem the debentures. This date must be at least 30 and not more than 60 days prior to the redemption date.

     On or after June 20, 2008, we may redeem the debentures for cash, in whole or in part, at any time, on at least 30 but not more than 60 days' notice by mail to holders of debentures. The debentures will be redeemed for a price equal to the then accreted principal amount plus any accrued and unpaid cash interest to the redemption date.

     The table below shows redemption prices of the debentures at June 20, 2006, at each following June 20 prior to maturity and the price at maturity on June 20, 2021, assuming that neither an increased accretion rate nor a tax event occurs. The prices reflect the accreted principal amount calculated through each date. The redemption price of a debenture redeemed between these dates would include an additional increase in the accreted principal amount accrued from the immediately preceding date in the table to the actual redemption date.


                                                               Debenture Original          Accrued          Redemption
Redemption Date                                                    Issue Price             Interest            Price
                                                               ------------------          -------          ----------

June 20, 2006...............................................       $475.66               $  97.10            $572.76
June 20, 2007...............................................        475.66                 118.78             594.44
June 20, 2008...............................................        475.66                 141.28             616.94
June 20, 2009...............................................        475.66                 164.63             640.29
June 20, 2010...............................................        475.66                 188.87             664.53
June 20, 2011...............................................        475.66                 214.02             689.68
June 20, 2012...............................................        475.66                 240.13             715.79
June 20, 2013...............................................        475.66                 267.22             742.88
June 20, 2014...............................................        475.66                 295.34             771.00
June 20, 2015...............................................        475.66                 324.52             800.18
June 20, 2016...............................................        475.66                 354.81             830.47
June 20, 2017...............................................        475.66                 386.25             861.91
June 20, 2018...............................................        475.66                 418.87             894.53
June 20, 2019...............................................        475.66                 452.73             928.39
June 20, 2020...............................................        475.66                 487.87             963.53
June 20, 2021 (maturity)....................................        475.66                 524.34           1,000.00


     If the trustee selects a portion of your debentures for redemption and you convert a portion of the same debentures, the converted portion will be deemed to be from the portion selected for redemption. Each debenture will be redeemed in whole.

Conversion Rights

     Subject to the conditions described below, holders may convert their debentures into shares of our common stock at a conversion ratio of 9.5111 shares of our common stock per $1,000 principal amount at maturity of debentures. This is equivalent to an initial conversion price of $50.01 per share of our common stock. The conversion ratio and the equivalent conversion price of a debenture in effect at any given time are referred to in this prospectus as the applicable conversion ratio and the accreted conversion price, respectively, and will be subject to adjustment as described below. If a debenture has been called for redemption, the holder will be entitled to convert the debenture from the date of notice of the redemption until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder's debentures so long as the debentures converted are an integral multiple of $1,000 principal amount at maturity, subject to an upward adjustment in the event there is an increased accretion rate.

     Holders may surrender their debentures for conversion into our common stock prior to maturity if any of the following conditions is satisfied:

     o if the closing sales price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the day prior to the day of surrender is more than the Applicable Percentage (as described below) of the accreted conversion price;

     o if our senior long-term credit rating is downgraded by each of Moody's and S&P to below Baa3 and BBB-, respectively;

     o    if the debentures have been called for redemption; or

     o upon the occurrence of specified corporate transactions described under "--Conversion Upon Specified Corporate Transactions."

     Conversion Upon Satisfaction of Market Price Condition

     Holders may surrender debentures for conversion into shares of our common stock if the closing sales price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the day prior to the day of surrender for conversion is more than the Applicable Percentage of the accreted conversion price (as of the beginning of the six month period during which such debenture is surrendered for conversion). The Applicable Percentage shall be initially 120% and shall decline by 0.256% at the end of each semi-annual period over the life of the debentures to 110%. The following table illustrates the conversion trigger price for the debentures for each semi- annual period for which the debentures are outstanding, assuming we have not elected to pay cash interest from and after a tax event.


                                                                                   Accreted
                                                                                  Conversion    Applicable       Conversion
Semi-annual Period Beginning                                                        Price       Percentage     Trigger Price
----------------------------                                                      ----------    ----------     -------------
June 20, 2001...........................................................            $50.01         120.00%        $60.01
December 20, 2001.......................................................             50.95         119.74%         61.01
June 20, 2002...........................................................             51.90         119.49%         62.02
December 20, 2002.......................................................             52.88         119.23%         63.05
June 20, 2003...........................................................             53.87         118.97%         64.09
December 20, 2003.......................................................             54.88         118.72%         65.15
June 20, 2004...........................................................             55.91         118.46%         66.23
December 20, 2004.......................................................             56.96         118.21%         67.32
June 20, 2005...........................................................             58.02         117.95%         68.44
December 20, 2005.......................................................             59.11         117.69%         69.57
June 20, 2006...........................................................             60.22         117.44%         70.72
December 20, 2006.......................................................             61.35         117.18%         71.89
June 20, 2007...........................................................             62.50         116.92%         73.08
December 20, 2007.......................................................             63.67         116.67%         74.28
June 20, 2008...........................................................             64.87         116.41%         75.51
December 20, 2008.......................................................             66.08         116.15%         76.76
June 20, 2009...........................................................             67.32         115.90%         78.02
December 20, 2009.......................................................             68.58         115.64%         79.31
June 20, 2010...........................................................             69.87         115.38%         80.62
December 20, 2010.......................................................             71.18         115.13%         81.95
June 20, 2011...........................................................             72.51         114.87%         83.30
December 20, 2011.......................................................             73.87         114.62%         84.67
June 20, 2012...........................................................             75.26         114.36%         86.06
December 20, 2012.......................................................             76.67         114.10%         87.48
June 20, 2013...........................................................             78.11         113.85%         88.92
December 20, 2013.......................................................             79.57         113.59%         90.38
June 20, 2014...........................................................             81.06         113.33%         91.87
December 20, 2014.......................................................             82.58         113.08%         93.38
June 20, 2015...........................................................             84.13         112.82%         94.92
December 20, 2015.......................................................             85.71         112.56%         96.48
June 20, 2016...........................................................             87.32         112.31%         98.06
December 20, 2016.......................................................             88.95         112.05%         99.67
June 20, 2017...........................................................             90.62         111.79%        101.31
December 20, 2017.......................................................             92.32         111.54%        102.97
June 20, 2018...........................................................             94.05         111.28%        104.66
December 20, 2018.......................................................             95.81         111.03%        106.38
June 20, 2019...........................................................             97.61         110.77%        108.12
December 20, 2019.......................................................             99.44         110.51%        109.90
June 20, 2020...........................................................            101.31         110.26%        111.70
December 20, 2020.......................................................            103.21         110.00%        113.53

     The conversion agent will, on our behalf, determine daily if the debentures are convertible and will notify us and the trustee accordingly.

     Conversion Upon a Ratings Downgrade

     If at any time both Moody's and S&P have downgraded our senior long-term credit rating to below Baa3 and BBB-, respectively, then holders may surrender their debentures for conversion into our common stock prior to maturity.

     Conversion Upon Notice of Redemption

     A holder may surrender for conversion any of the debentures called for redemption at any time following receipt of a notice of redemption until the close of business one business day prior to the redemption date. This may be done even if the debentures are not otherwise convertible at such time. However, if a holder has already delivered a repurchase notice or a change in control repurchase notice with respect to a debenture the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

     Conversion Upon Specified Corporate Transactions

     Even if any of the conditions described above have not occurred, if we elect to:

     o distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, our common stock at less than the quoted price at the time, or

     o distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder will otherwise participate in the distribution without conversion.

     In addition, if we are a party to a consolidation, merger or binding share exchange under which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange under which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a change in control, the holder can require us to repurchase all or a portion of the holder's debentures as described under "--Change in Control."

     Additional Conversion Information

     The conversion rate is 9.5111 shares of our common stock for each debenture. This is equivalent to an initial conversion price of $50.01 per share of our common stock based on the issue price of the debentures. You will not receive any cash payment representing any accrued interest upon conversion of a debenture. Additionally, you will not receive fractional shares upon conversion of the debentures. Instead, upon conversion we will deliver to you a fixed number of shares of common stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing sales price of our common stock on the trading day immediately prior to the conversion date. Delivery of the common stock will be deemed to satisfy our obligations to pay the principal amount of the debentures, including accrued cash interest. Accrued cash interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion ratio to account for the accrued cash interest.

     If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the debentures in definitive form have been issued, with the definitive security, to the conversion agent who will, on your behalf, convert the debentures into our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

     Upon a conversion, based on our treatment of the debentures for U.S. federal income tax purposes, a holder will generally be required to recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, of the then current fair market value of the stock received on the conversion over the holder's adjusted tax basis in the debenture. For a more detailed discussion, see "Material United States Federal Income Tax Consequences."

     If you submit your debenture for conversion after we have elected to exercise our option to pay cash interest instead of accruing interest following a tax event or if we are required to make a cash payment in accordance with an interest adjustment, between a record date and the opening of business on the next interest payment date (as defined below) (except for debentures or portions of debentures called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the close of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay us an amount equal to the interest payable on the converted principal amount.

     Adjustments to Conversion Rate

     The conversion rate will be subject to adjustment only upon the following events:

     o the payment of dividends and other distributions to all holders of our common stock payable exclusively in our common stock;

     o the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase our common stock at less than the current market price; however, no adjustment will be made if holders of the debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

     o    subdivisions or combinations of our common stock;

     o the payment of dividends and other distributions to all holders of our common stock consisting of evidences of our indebtedness, securities, capital stock or assets; this does not include dividends and other distributions paid in cash and those rights or warrants referred to in the next paragraph relating to stockholders' rights plans, provided that no adjustment will be made if all holders of the debentures may participate in the transactions;

     o the payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, in which we or any of our subsidiaries offer aggregate consideration for our common stock that, together with:

               o any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months that did not trigger a conversion price adjustment, and

               o all-cash distributions to all or substantially all stockholders made within the preceding 12 months that did not trigger a conversion price adjustment,

          exceeds an amount equal to 15% of the market capitalization of our common stock on the expiration date of the tender offer; and

     o the distribution to all or substantially all stockholders of all-cash distributions in an aggregate amount that, together with:

               o any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for shares of our common stock consummated within the preceding 12 months that did not trigger a conversion price adjustment, and

               o all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months that did not trigger a conversion price adjustment,

          exceeds an amount equal to 15% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare a distribution.

     If we were to adopt a stockholders' rights plan under which we issued rights providing that each share of our common stock issued upon conversion of the debentures at any time prior to the distribution of separate certificates representing the rights will be entitled to receive those rights, there shall not be any adjustment to the conversion rate as a result of:

     o    the issuance of the rights;

     o    the distribution of separate certificates representing the rights;

     o the exercise or redemption of the rights in accordance with any rights agreement; or

     o    the termination or invalidation of the rights.

     We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. No adjustment in the accreted conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the accreted conversion price. If the adjustment is not made because the adjustment does not change the accreted conversion price by more than 1%, then the adjustment that was not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the accreted conversion price will not be subject to adjustment in the case of the issuance of any of our common stock or securities convertible into or exchangeable for our common stock.

     Exchange in Lieu of Conversion

     We have the option of designating a financial institution to which the conversion agent will initially offer any debentures surrendered to it for exchange in lieu of conversion. When a holder surrenders debentures for conversion, the conversion agent will first offer the debentures to a financial institution chosen by us for exchange in lieu of conversion. We expect that when the debentures are convertible, the designated institution will submit to the conversion agent a non-binding offer to accept debentures that have been surrendered for conversion.

     In order to accept these debentures, the designated institution must agree to exchange a number of shares of our common stock equal to the number of shares the holder would receive upon conversion, plus cash for any fractional shares. If the institution accepts any of the debentures, it will deliver the appropriate number of shares and appropriate amount of cash to the conversion agent. The conversion agent will then deliver the shares and the cash, if any, to the holder who surrendered the debentures. Our designation of an institution to which debentures may be submitted for exchange does not require that institution to accept any debentures from the conversion agent.

     If the designated institution declines to accept any debentures in whole or in part, those debentures or parts of debentures will be converted into shares of our common stock by the conversion agent. The conversion agent will convert those shares at the close of business on the business day following the business day on which the debentures are surrendered for conversion.

     If the designated institution agrees to accept any debentures for exchange but does not timely deliver the related common shares, the debentures will be converted and the shares of our common stock, and cash amount, if any, will be delivered by the conversion agent as though the designated institution declined to accept the debentures for exchange. Any debentures accepted for exchange by the designated institution will remain outstanding.

     We anticipate that we will initially designate Credit Suisse First Boston Corporation as the institution to which offers described above will be made, although we may change this designation at any time.

Repurchase Right

     You have the right to require us to repurchase the debentures on June 20, 2004, June 20, 2006, June 20, 2011 and June 20, 2016. We will be required to repurchase any outstanding debentures for which you deliver a written repurchase notice to the paying agent. This notice must be delivered no more than 20 business days prior to the relevant repurchase date and no less than five business day prior to the relevant repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related debentures. Our repurchase obligation will be subject to some additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in "Risk Factors" under the caption "--Risks Relating to the Debentures--We may be unable to repay the debentures when due or repurchase the debentures when we are required to do so."

     The repurchase price payable will be equal to the accreted principal amount plus any accrued and unpaid cash interest through the repurchase date. Assuming that an increase in the accretion rate does not occur, the repurchase prices of a debenture as of each of the repurchase dates will be:

     o    $531.74 per debenture on June 20, 2004;

     o    $572.76 per debenture on June 20, 2006;

     o    $689.68 per debenture on June 20, 2011; and

     o    $830.47 per debenture on June 20, 2016.

     We may choose to pay the repurchase price in cash, in shares of our common stock, or in a combination of both. For a discussion of the tax treatment of a holder receiving cash, our common stock, or any combination thereof, see "Material United States Federal Income Tax Considerations--Classification of the Debentures--Sale, Exchange, Conversion or Retirement of the Debentures."

     If we have previously exercised our irrevocable option to pay cash interest instead of accreting the principal amount of the debentures following a tax event, the repurchase price will be equal to the restated principal amount plus any accrued and unpaid interest through the repurchase date. See "--Tax Event."

     If we choose to pay the repurchase price in whole or in part in shares of our common stock or a combination of cash and our common stock, we are required to give notice on a date not less than 20 business days prior to each repurchase date. The notice must be provided to all debenture holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law. If no notice is given, we will pay the repurchase price with cash. The notice must state among other things:

     o whether we will pay the repurchase price of the debentures in our common stock, or any combination of cash and our common stock, specifying the percentages of each;

     o    the method used to calculate the market price of our common stock; and

     o the procedures that holders must follow to require us to repurchase their debentures.

     Simultaneously with our notice of repurchase, we will disseminate a press release through Reuters Economic Services or Bloomberg Business News containing this information or publish the information on our web site on the world wide web or through such other public medium as we may use at that time.

     Your notice electing to require us to repurchase your debentures must state:

     o if certificated debentures have been issued, the debenture certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

     o the portion of the principal amount at maturity of the debentures to be repurchased, in multiples of $1,000, subject to an upward adjustment in the event there is an increased accretion rate;

     o that the debentures are to be repurchased by us in accordance with the applicable provisions of the indenture and the debentures; and

     o in the event that we have elected, in accordance with the notice that we are required to give, to pay all or part of the repurchase price in shares of our common stock, but the repurchase price is ultimately to be paid entirely in cash because of a failure to timely satisfy any of the necessary conditions specified in the indenture, whether the holder elects:

          o to withdraw the repurchase notice as to some or all of the debentures to which it relates, or

          o to receive cash in respect of the entire repurchase price for all debentures or portions of debentures specified in the repurchase notice.

     If the holder fails to indicate its choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash. For a discussion of the tax treatment of a holder receiving cash instead of shares of common stock, see "Material United States Federal Income Tax Considerations-- Classification of the Debentures--Sale, Exchange, Conversion or Retirement of the Debentures."

     You may withdraw any repurchase notice by providing a written notice of withdrawal to the paying agent prior to the close of business on the fifth business day prior to the repurchase date. The notice of withdrawal must state:

     o    the principal amount at maturity of the withdrawn debentures;

     o if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

     o the principal amount at maturity, if any, which remains subject to the repurchase notice.

     If we elect to pay all or part of the repurchase price in shares of our common stock, the number of shares to be delivered by us will be equal to the portion of the repurchase price to be paid in our common stock divided by the market price (as defined below) of one share of our common stock as determined by us in our payment notice. We will pay cash based on the market price for all fractional shares.

     The "market price" means the average of the closing sales prices of our common stock for the five trading day period ending on the third business day prior to the applicable repurchase date. If the third business day prior to the applicable repurchase date is not a trading day then the five trading day period will end on the last trading day prior to the third business day. This average will be appropriately adjusted to take into account some events that would result in an adjustment of the conversion rate with respect to our common stock, occurring during a period commencing on the first trading day of the five trading day period and ending on the repurchase date.

     Because the market price of our common stock is determined prior to the applicable repurchase date, holders of debentures bear the risk that the value of our common stock may fluctuate between the date when the market price is determined and the repurchase date. We may pay all or part of the repurchase price in shares of our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or other widely disseminated public source.

     Upon determination of the actual number of shares of common stock to be paid upon redemption of the debentures, we will issue a press release containing this information or publish the information on our web site on the world wide web or through such other public medium as we may use at that time.

     A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment on the later of the repurchase date or the time of book-entry transfer or delivery of the debenture. If the paying agent holds money or securities to pay the repurchase price of the debenture on the business day following the repurchase date, then:

    o     the debenture will cease to be outstanding;

     o original issue discount (or, if the debentures have been converted to interest-bearing debentures following a tax event, interest) will cease to accrue; and

    o     all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the debenture is made or whether or not the debenture is delivered to the paying agent.

     No debentures may be repurchased at the option of the holder for cash if there has occurred, prior to, on or after giving by the holders of the debentures of the required repurchase notice, an event of default described under "-- Events of Default" below, other than a default in the payment of the repurchase price with respect to the debentures, and such default is continuing.

Tax Event

     We have the option to irrevocably elect to pay cash interest instead of accreting the principal amount of the debentures. This option will be available to us from and after the date a tax event (as defined below) occurs. If that happens, the principal amount on which we pay interest will be restated and will be equal to the accreted principal amount as of the date of restatement. This restated principal amount will be the amount due at maturity. If we elect this option, interest will be based on a 360-day year comprised of twelve 30-day months. Interest will accrue from the date on which we exercised our option and will be payable semi-annually in arrears on June 20 and December 20 (each, an "interest payment date"). In the event that we exercise this option within 60 days prior to any interest payment date, the first payment of cash interest shall be made on the interest payment date following the immediate interest payment date.

     A tax event occurs when we receive an opinion from experienced independent tax counsel stating that as a result of either:

     o any amendment, change or announced prospective change in the laws or regulations of the United States, any of its political subdivisions, or any taxing authority of the United States; or

     o any amendment, change, interpretation or application of the laws or regulations by any legislative body, court, government agency or regulatory authority,

there is more than an insubstantial risk that interest, including original issue discount, payable on the debentures either:

     o    would not be deductible on a current accrual basis; or

     o would not be deductible under any other method, in whole or in part, by us for United States federal income tax purposes.

Change in Control

     If a change in control, as defined below, occurs, a debenture holder will have the right to require us to repurchase any portion of its debentures not previously called for redemption. We will only purchase portions of a holders' debentures that are equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to the accreted principal amount plus any accrued and unpaid cash interest.

     Within 30 days after the occurrence of a change in control, we are obligated to provide notice to the holders of the debentures of the change in control and of their repurchase right arising from the that event. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, within 30 days following the date of our notice, a debenture holder must deliver irrevocable written notice to the trustee together with the debentures that the holder desires to be repurchased. We are required to repurchase the debentures on the 45th day after the date of our notice.

     A change in control will be said to have occurred if:

          o after the first issuance of debentures, any person or group, other than us and our subsidiaries, becomes the beneficial owner of more than 50% of the total voting power of all of the classes of our voting stock entitled to participate in the election of the members of our board of directors; or

          o we consolidate with or merge into another person (other than a subsidiary), we sell, convey, transfer or lease our properties and assets substantially as an entirety to a person (other than a subsidiary), or any person (other than a subsidiary) consolidates with or merges with or into us, and our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security, provided that none of these circumstances will constitute a change in control if, after a transaction, the persons that beneficially owned our voting stock immediately prior to the transaction beneficially own, in substantially the same proportion, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors.

     If a change in control were to occur, we may not have sufficient funds available in the time period specified to repurchase the debentures upon a change in control. See "Risk Factors" under the caption "--Risks Relating to the Debentures--We may be unable to repay the debentures when due or repurchase the debentures when we are required to do so." In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions which permit its holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the debentures when required following a change in control, we will be in default under the indenture.

Book-Entry; Delivery and Form

     General

     The certificates representing the debentures have been issued in fully registered form without interest coupons in denominations of $1,000 and any integral multiple of $1,000. The debentures sold in reliance on Rule 144A are represented by one or more permanent global debentures in definitive, fully registered form without interest coupons ("Restricted Global Debentures"). The debentures will be deposited with the trustee as custodian for, and registered in the name of a nominee of the Depository Trust Company (the "depositary").

     Ownership of beneficial interests in a global security is limited to persons who have accounts with the depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests, and the transfer of beneficial interests, in a global security will be shown on records maintained by the depositary or its nominee (with respect to interest of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as the depositary, or its nominee, is the registered owner or holder of a global security, the depositary or its nominee, will be considered the sole owner or holder of the debentures represented by the global security for all purposes under the indenture and the debentures. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the depositary's applicable procedures.

     Payments of the principal of, and interest on, a global security will be made to the depositary or its nominee as the registered owner of that security. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests. Nor will we have any liability or responsibility for maintaining, supervising, or reviewing any records relating to these beneficial ownership interests.

     We expect that the depositary or its nominee, upon receipt of any payment, will credit participants' accounts in amounts proportionate to their respective beneficial interests. We also expect that payments by participants to owners of beneficial interests in that global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of those participants.

     Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary rules and will be settled in same-day funds.

     We expect that the depositary will only perform an action permitted to be taken by a holder of debentures on behalf of a participant (including the presentation of debentures for exchange as described below) at the direction of that participant. However, if there is an event of default under the debentures, the depositary will exchange the applicable global security for certificated securities, which it will distribute to its participants.

     We understand that: the depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered under the provisions of Section 17A of the Exchange Act. The depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although the depositary is expected to follow these procedures, it is under no obligation to do so, and these procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by the depositary, its participants, or its indirect participants of its obligations under the rules and procedures governing its operations.

     If the depositary is at any time unwilling or unable to continue as a depositary for the global securities and a successor depositary is not appointed by us within 90 days, we will issue certificated securities in exchange for the global securities. Holders of an interest in a global security may receive certificated securities, in accordance with the depositary's rules and procedures in addition to those provided for under the indenture.

     So long as the depository continues to make its settlement system available to us, all payments of principal of and interest on the debentures will be made by us in immediately available funds.

     Resales Under this Prospectus

     Debentures resold under the registration statement of which this prospectus forms a part will be represented by a single, permanent global debenture in definitive, fully registered form (the "Unrestricted Global Debenture"), which will be deposited with the trustee and registered in the name of a nominee of the depository.

     Upon each sale by a selling securityholder of debentures (or shares of our common stock into which the debentures may be converted) offered hereby, such selling securityholder will be required to deliver a notice (the "Notice") of such sale to the trustee and to us. The Notice will, among other things, identify the sale as a sale under the registration statement of which this prospectus forms a part, certify that the prospectus delivery requirements, if any, of the Securities Act have been satisfied, and certify that the selling securityholder and the number of debentures or shares of our common stock, as the case may be are identified in the prospectus in accordance with the applicable rules and regulations under the Securities Act. A copy of the Notice is included in this prospectus in Appendix A. Additional copies may be requested from International Paper Company, 400 Atlantic Street, Stamford, Connecticut 06921, Attention: Investor Relations Department (Telephone: (203) 541-8625).

     Upon receipt by the trustee of the Notice relating to a sale of debentures, an appropriate adjustment will be made to reflect a decrease in the principal amount of the Restricted Global Debentures or the cancellation of debentures in certificated form upon the transfer thereof, and a corresponding increase in the principal amount of the Unrestricted Global Debentures.

Certain Covenants

     We have covenanted in the indenture that we will not, and will not permit any subsidiary (as defined below) to, issue, assume or guarantee any debt for money borrowed if such Debt (as defined below) is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any forestlands or principal manufacturing facility (as defined below), now owned or hereafter acquired, without in any such case effectively providing that the debentures shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to:

     (1) mortgages on any property acquired, constructed or improved by us or any subsidiary after April 1, 1994 which are created within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof, or existing mortgages on property acquired, provided such mortgages shall not apply to any property theretofore owned by us or any Subsidiary other than theretofore unimproved real property;

     (2) mortgages on any property acquired from a corporation which is merged with or into us or a subsidiary or mortgages outstanding at the time any corporation becomes a subsidiary;

     (3)  mortgages in favor of us or any subsidiary; or

     (4) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (1), (2) or (3);

and except that the following types of transactions, among others, shall not be deemed to create Debt secured by a mortgage:

     (1) the sale, mortgage or other transfer of timber in connection with an arrangement under which either we are or a subsidiary is obligated to cut such timber or a portion thereof in order to provide the transferee with a specified amount of money however determined; and

     (2) mortgages in favor of governmental bodies of the United States to secure advance, progress or other payments under any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages.

     Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing the debentures, issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such Debt and the Attributable Debt (as defined below) in respect of Sale and Lease-Back Transactions (as hereinafter defined) of us and our Subsidiaries existing at such time (other than Sale or Lease-Back Transactions the proceeds of which have been applied to the retirement of Funded Debt (as defined below)), does not at the time exceed 10% of our net tangible assets and our consolidated Subsidiaries as of the latest fiscal year. "Net tangible assets" is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of ours and our consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     Neither we will nor any of our Subsidiaries will enter into any arrangement with any person providing for the leasing to us or a Subsidiary of any Forestlands or any Principal Manufacturing Facility (except for temporary leases for a term of not more than three years), which property has been owned and, in the case of any such Principal Manufacturing Facility, has been placed in commercial operation more than 180 days by us or that Subsidiary and has been or is said to be sold or transferred by us or the Subsidiary to such person (referred to in this description as a "Sale and Lease-Back Transaction"), unless either:

          (1) we or our Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the debentures, or

          (2) we shall, and in any such case we will covenant that we will, apply an amount equal to the fair value (as determined by our Board of Directors) of the property so leased to the retirement, within 180 days of the effective date of any such Sale and Lease-Back Transaction, of debentures or of our Funded Debt which ranks on a parity with the debentures.

     The term "Forestlands" shall mean property in the United States which contains standing timber which is, or upon completion of a growth cycle then in process is expected to become lumber or timber products of a commercial quantity and of merchantable quality. The term "Forestlands" does not include any land which is held by or transferred to a Subsidiary primarily for development and/or sale of the land itself, and not for the production of any lumber or other timber products.

     The term "principal manufacturing facility" means any paperboard, paper or pulp mill, or any paper converting plant located within the United States. The term "principle manufacturing facility does not include any mill or plant or portion thereof:

          (1) which is financed by obligations issued by a State, a Territory, or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludible from gross income of the holders thereof under the provisions of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of issuance of such obligations, or

          (2) which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our Subsidiaries as an entirety.

     The term "Subsidiary" means any corporation of which we, or one or more of our subsidiaries, beneficially own at least a majority of the outstanding stock having by its terms ordinary voting power to elect a majority of the Board of Directors of such corporation. This is irrespective of whether or not stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency.

     The term "Debt" means indebtedness for borrowed money.

     The term "Attributable Debt" means, at the time of determination, the present value (discounted at the interest rate, compounded semiannually, equal to the weighted average Yield to Maturity of the debentures then Outstanding, such average being weighted by the principal amount of the debentures or, in the case of Original Issue Discount Securities, such amount to be determined as provided in the definition of "Outstanding" in the indenture) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended) entered into in connection with a sale and leaseback transaction.

     The term "Funded Debt" shall mean Debt which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such Debt.

Events of Default

     Any one of the following events will constitute an event of default under the indenture with respect to debentures:

          o default for 30 days in the payment of any interest on the debentures, following an election by us to pay cash interest on the debentures following a tax event, or in the payment of any additional interest due under the registration rights agreement;

          o default in payment of the principal of or any premium on the debentures at maturity (or, if we have elected to pay cash interest on the debentures following a tax event, the restated principal amount), original issue price, accrued original issue discount, redemption price, repurchase price or change in control price, when the same becomes due and payable;

          o our failure to comply with any of our covenants or agreements regarding these debentures found in the debentures or in the indenture for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities affected by that failure; or

          o certain events in bankruptcy, insolvency or reorganization involving us.

     If an event of default with respect to the outstanding debentures occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal amount of the debentures to be due and payable immediately by notice as provided in the indenture. In the case of any debenture that is an Original Issue Discount Security or the if the principal amount of is not determinable, the amount due upon a declaration will be a portion of the principal amount of such debenture, or some other amount, as may be specified in the terms of the debenture. A declaration for acceleration may be rescinded and annulled by the holders of a majority of the aggregate principle amount of the outstanding debentures, under certain circumstances. Such a rescission must be made before a judgment or decree for payment of money has been obtained by the trustee.

     If the trustee acts with the appropriate standard of care, it is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered the trustee a reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority of the aggregate principal amount of the outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debentures.

     We are required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in our performance.

Modification and Waiver

     Except in limited circumstances, modifications and amendments of the indenture may be made by us and the trustee under the indenture. However, in order to make any such modification we or the trustee must have the consent of the holders of a majority of the aggregate principal amount of the outstanding debentures issued under the indenture and that are affected by such modification or amendment. Without the consent of each affected debenture holder none of the following modifications or amendments may be made:

          o    reduce the principal of any debenture;

          o    reduce the premium on any debenture;

          o    change the stated maturity of any debenture;

          o    reduce the rate of cash interest on any debenture;

          o    change the time for payment of cash interest on any debenture;

          o    reduce the accretion rate of any debenture;

          o reduce or alter the method of computation of the redemption price, repurchase price or change in control repurchase price of any debenture or the time when those prices are payable;

          o make the principal of, or cash interest on, any debenture payable in money or securities other than that stated in the debenture, or change the price of payment;

          o impair the right to institute suit for the enforcement of any payment related to the debentures; or

          o reduce the percentage of principal amount of the outstanding debentures required to amend or supplement the indenture or waive any of its provisions.

     The holders of at least a majority of the aggregate principal amount of the outstanding debentures may, on behalf of the holders of all the debentures, waive compliance by us with certain restrictive provisions of the indenture and the debentures. The holders of at least a majority of the aggregate principal amount of the outstanding debentures may, on behalf of all holders of debentures, waive any past default under the indenture. These majority holders cannot, however, waive a default:

      (1) in the payment of principal of, or premium, if any, or any interest on any debenture, and

      (2) in respect of a covenant or provision of the indenture or the debentures which cannot be modified or amended without the consent of each affected debenture holder.

Consolidation, Merger and Sale of Assets

     We, without the consent of the holders of any of the outstanding debentures under the indenture, may consolidate or merge with or into, sell, lease, transfer or otherwise dispose of our assets substantially as an entirety to, any person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such person to consolidate or merge with or into us or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to us, provided that any successor person assumes our obligations on the debentures and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Further Issues

     We may, without notice to or the consent of the holders of the debentures, issue additional debentures of the same tenor as the debentures, so that such additional debentures and the debentures offered in this issue shall form a single series. All references to the debentures in this document shall include (unless the context otherwise requires) any further debentures issued as described in this paragraph.

     Purchasers of the debentures after the date of any further issue will not be able to differentiate between the debentures sold as part of the further issue and those sold previously. If we were to issue debentures with a greater amount of original issue discount, persons that are subject to U.S. federal income taxation who purchase debentures after that further issue may be required to accrue greater amounts of original issue discount than they would otherwise have accrued with respect to their debentures. This may affect the price of debentures outstanding at the time of a further issue.

Governing Law

     The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Regarding the Trustee

     The Bank of New York has been appointed by us as the trustee. The indenture contains limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture, it is our creditor. The Bank of New York also acts as trustee under various indentures and we and certain of our subsidiaries from time to time maintain deposit accounts and conduct our banking transactions with The Bank of New York in the ordinary course of our business.

Registration Rights of Selling Securityholders

     This prospectus is part of a shelf registration statement filed under the terms of a Registration Rights Agreement among us and the initial purchasers of the debentures.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock at September 30, 2001 consisted of 990,850,000 shares of common stock, $1 par value; 400,000 shares of cumulative $4 preferred stock, without par value (stated value $100 per share); and 8,750,000 shares of serial preferred stock, $1 par value. The serial preferred stock is issuable in one or more series by our Board of Directors without further shareholder action. The following is a summary of the material provisions of our certificate of incorporation and by-laws. You should read our certificate of incorporation and by-laws for provisions that may be important to you. Copies of our certificate of incorporation and by-laws are available from us upon request as described in "Where You Can Find More Information."

Common Stock

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to the rights of the holders of any shares of our preferred stock which may at the time be outstanding, holders of our common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of our liquidation, holders of our common stock are entitled to all remaining assets available for distribution to shareholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. Our outstanding shares of common stock are, and the shares which may be acquired upon conversion of the debentures will be, fully paid and nonassessable. The holders of our common stock have no preemptive, conversion or redemption rights.

Preferred Stock

     Under our Restated Certificate of Incorporation, as amended, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 8,750,000 shares of our Serial Preferred Stock. Our Serial Preferred Stock may be issued in one or more series, with such designations of titles; dividend rates; any redemption provisions; special or relative rights in the event of our liquidation, dissolution, distribution or winding up; any sinking fund provisions; any conversion provisions; any voting rights thereof; and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by our Board of Directors. The shares of any series of our Serial Preferred Stock will be, when issued, fully paid and nonassessable and holders thereof will have no preemptive rights in connection therewith.

     Any series of our preferred stock will, with respect to rights on liquidation, winding up and dissolution, rank

     o senior to all classes of our common stock and to all equity securities issued by us, the terms of which specifically provide that such equity securities will rank junior to such series of our preferred stock (the "International Paper Junior Liquidation Securities");

     o on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities will rank on a parity with such series of our Preferred Stock (the "International Paper Parity Liquidation Securities"), and

     o junior to all equity securities issued by us, the terms of which specifically provide that such equity securities will rank senior to such series of our Preferred Stock (the "Senior Liquidation Securities").

     In addition, any series of our preferred stock will, with respect to dividend rights, rank

     o senior to all equity securities issued by us, the terms of which specifically provide that such equity securities will rank junior to such series of our preferred stock and, to the extent provided in the applicable Certificate of Designation, to our common stock,

     o on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities will rank on a parity with such series of our preferred stock and, to the extent provided in the applicable Certificate of Designation, to our common stock ("International Paper Parity Dividend Securities") and

     o junior to all equity securities issued by us, the terms of which specifically provide that such equity securities will rank senior to such series of our preferred stock.

     As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

Anti-Takeover Provisions

     Our Restated Certificate of Incorporation contains provisions which:

     o divide our Board of Directors into three classes of as nearly equal size as possible, with directors in each class being elected for terms of three years;

     o require the affirmative vote of 80% of the outstanding shares of voting stock to remove any director except for cause;

    o     require the affirmative vote of

          -    80% of the outstanding shares of voting stock and

          - a majority of the voting stock not owned by an Interested Stockholder (an owner of 10% or more of voting power) to approve any Business Combination (as such term is defined in our Restated Certificate of Incorporation) with an Interested Stockholder unless

               - the Business Combination shall have been approved by our Board of Directors at a time when Disinterested Directors (those directors unaffiliated with an Interested Stockholder who were either on our Board of Directors prior to the time the Interested Stockholder became an Interested Stockholder or succeeded a Disinterested Director and were recommended for a nomination or election by a majority of the Disinterested Directors) constitute a majority of our entire Board of Directors or

               - in the case of a Business Combination involving the payment of consideration to holders of capital stock, certain conditions concerning the adequacy of the consideration are met;

     o require the affirmative vote of 80% of the outstanding shares of voting stock to amend or repeal those provisions of our Restated Certificate of Incorporation described in the first and second bullet above; and

    o     require the affirmative vote of

               -    80% of the outstanding shares of voting stock and

               - a majority of the voting stock not owned by an Interested Stockholder, to approve any proposal made by such Interested Stockholder to amend or repeal those provisions of our Restated Certificate of Incorporation described in the third bullet above, unless such proposal is recommended by our Board of Directors at a time when Disinterested Directors constitute a majority of our entire Board of Directors.

     The overall effect of these provisions may be to deter or discourage hostile takeover attempts by making it more difficult for a person who has gained a substantial equity interest in us to effectively to exercise control.

                            SELLING SECURITYHOLDERS

     We originally issued the debentures in a private placement in June, 2001. The debentures were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The debentures and the underlying common stock that may be offered with this prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the principal amount at maturity of debentures beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time with this prospectus.

          The number of shares of common stock shown in the table below assumes conversion of the full amount of debentures held by such holder at the initial conversion rate of 9.5111 shares per $1,000 principal amount at maturity of debentures. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.

     We have prepared the table below based on information given to us by the selling securityholders on or prior to the date of this prospectus. However, any or all of the debentures or the common stock listed below may be offered for sale with this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of debentures or the common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed on the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date as of which the information was last provided to us.

     Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of the debentures and the common stock may rest with holders of debentures or the common stock not named in the table below and of whom we are unaware.



                                                                                                     Number
                                                       Principal Amount                            of Shares
                                                       at Maturity of                              of Common         Percentage
                                                           Debentures           Percentage            Stock           of Common
                                                      Beneficially Owned      of Debentures        That May be           Stock
Name of Selling Securityholder                         That May be Sold         Outstanding           Sold          Outstanding(1)
------------------------------                        -----------------       -------------        -----------      --------------

Absolute Return Fund Ltd....................            $4,592,000                *                 43,674.97              *
AIG/National Union Fire Insurance...........             1,750,000                *                 16,644.43              *
Alexandra Global Investment Fund 1, Ltd.....             3,000,000                *                 28,533.30              *
Allstate Insurance Company..................             4,250,000                *                 40,422.18              *
Allstate Life Insurance Company.............            11,150,000                *                106,048.77              *
Arbitex Master Fund L.P.....................            10,000,000                *                 95,111.00              *
Aristeia International Limited..............             7,800,000                *                 74,186.58              *
Aristeia Partners, L.P......................             2,200,000                *                 20,924.42              *
Banc of America Securities L.L.C............             5,000,000                *                 47,555.50              *
Banca Del Gottardo Lugano/Switzerland.......               600,000                *                  5,706.66              *
Bear Stearns International Limited..........            38,000,000                1.81             361,421.80              *
Canyon Capital Arbitrage Master
   Hedge Fund, Ltd..........................            16,000,000                *                152,177.60              *
Canyon Mac 18 Ltd. (RMF)....................             7,000,000                *                 66,577.70              *
Canyon Value Realization Fund
   (Cayman), Ltd............................            44,000,000                2.09             418,488.40              *
Clinton Multistrategy Master Fund, Ltd......             2,200,000                *                 20,924.42              *

                                                                                                     Number
                                                       Principal Amount                            of Shares
                                                       at Maturity of                              of Common         Percentage
                                                           Debentures           Percentage            Stock           of Common
                                                      Beneficially Owned      of Debentures        That May be           Stock
Name of Selling Securityholder                         That May be Sold         Outstanding           Sold          Outstanding(1)
------------------------------                        -----------------       -------------        -----------      --------------

Clinton Riverside Convertible Portfolio
   Limited..................................             4,000,000                *                 38,044.40              *
Conseco Annuity Assurance - Multi
   Bucket Annuity Convertible Bond
   Fund.....................................             5,000,000                *                 47,555.50              *
Credit Industriel D'Alsace Et De
   Lorraine.................................            22,000,000                1.05             209,244.20              *
Credit Suisse First Boston Corp.............           190,296,000                9.04           1,809,924.29              *
D.E. Shaw Investments Group, L.P............             6,000,000                *                 57,066.60              *
D.E. Shaw Valence Portfolios................            24,000,000                1.14             228,266.40              *
Deutsche Banc Alex Brown Inc................            72,750,000                3.46             691,932.53              *
Gaia Offshore Master Fund Ltd...............            27,700,000                1.32             263,457.47              *
Global Bermuda Limited Partnership..........            12,500,000                *                118,888.75              *
Goldman, Sachs & Co.........................            38,500,000                1.83             366,177.35              *
Granville Capital Corporation...............            25,000,000                1.19             237,777.50              *
Gulf International Bank UK Ltd..............             7,000,000                *                 66,577.70              *
HBK Master Fund L.P.........................             5,000,000                *                 47,555.50              *
Highbridge International L.L.C..............           132,776,000                6.31           1,262,845.81              *
Jersey (IMA) Ltd............................             1,000,000                *                  9,511.10              *
JMG Capital Partners L.P....................            18,750,000                *                178,333.13              *
JMG Triton Offshore Fund Ltd................             8,750,000                *                 83,222.13              *
J.P. Morgan Securities Inc..................            25,000,000                1.19             237,777.50              *
KBC Financial Products (Cayman
   Islands) Ltd.............................            40,000,000                1.90             380,444.00              *
KBC Financial Products USA Inc..............             6,626,000                *                 63,020.55              *
Kerr-McGee Corporation......................             1,675,000                *                 15,931.09              *
Lakeshore International Ltd.................            49,000,000                2.33             466,043.90              *
Lexington (IMA) Limited.....................             2,951,000                *                 28,067.26              *
LibertyView Fund L.L.C......................             1,000,000                *                  9,511.10              *
LibertyView Funds L.P.......................             6,500,000                *                 61,822.15              *
LibertyView Global Volatility Fund, L.P.....             6,500,000                *                 61,822.15              *
Lutheran Brotherhood........................             4,000,000                *                 38,044.40              *
Lyxor Master Fund...........................             2,300,000                *                 21,875.53              *
Merrill Lynch International Ltd.............            17,750,000                *                168,822.03              *
Morgan Stanley & Co.........................            20,000,000                *                190,222.00              *
NMS Services (Cayman) Inc...................           225,000,000               10.69           2,139,997.50              *
Ondeo Nalco.................................               425,000                *                  4,042.22              *
OZ Master Fund, Ltd.........................           170,957,000                8.12           1,625,989.12              *
Pacific Life Insurance Company..............             1,000,000                *                  9,511.10              *
Royal Bank of Canada (Toronto)..............            37,800,000                1.80             359,519.58              *
Royal Bank of Canada (New York).............            15,000,000                *                142,666.50              *
SAM Investments.............................           125,000,000                5.94           1,188,887.00              *
Southern Farm Bureau Life Insurance.........             2,785,000                *                 26,488.41              *
Starvest Combined Portfolio.................             1,885,000                *                 17,928.42              *
Starvest Managed Portfolio..................               200,000                *                  1,902.22              *
State of Florida Division of Treasury.......             6,800,000                *                 64,675.48              *
Susquochanna Capital Group..................            12,000,000                *                114,133.20              *
TD Securities (USA) Inc.....................            90,000,000                4.28             855,999.00              *
Teachers Insurance and Annuity
   Association..............................            26,750,000                1.27             254,421.93              *

                                                                                                     Number
                                                       Principal Amount                            of Shares
                                                       at Maturity of                              of Common         Percentage
                                                           Debentures           Percentage            Stock           of Common
                                                      Beneficially Owned      of Debentures        That May be           Stock
Name of Selling Securityholder                         That May be Sold         Outstanding           Sold          Outstanding(1)
------------------------------                        -----------------       -------------        -----------      --------------

Tokai Asia Ltd..............................            30,000,000                1.43             285,333.00              *
Tribeca Investments, L.L.C..................             4,000,000                *                 38,044.40              *
UBS AG London Branch........................            50,000,000                2.38             475,555.00              *
UBS Global Equity Arbitrage Master Ltd......            10,000,000                *                 95,111.00              *
Value Realization Fund, L.P.................            22,000,000                1.05             209,244.20              *
White River Securities L.L.C................           183,000,000                8.69           1,740,531.30              *
Wolverine Trading L.P.......................            10,000,000                *                 95,111.00              *
Worldwide Transactions Ltd..................               441,000                *                  4,194.40              *

Sub Total                                     $      1,966,909,000               93.44          18,707,468.19              3.87
                                              --------------------               -----          -------------              ----

All other holders of debentures or
   future transferees, pledgees, donees,
   assignees or successors of any of
   those holders(2)(3)......................  $        138,091,000                6.56           1,313,396.81              0.27
                                              --------------------                ----           ------------              ----

Total.......................................  $      2,105,000,000              100.00          20,020,865.00              4.15

-------------------

* Less than one percent (1%)

(1) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 481,958,088 shares of common stock outstanding as of September 30, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(2) Information concerning other selling holders of debentures or underlying common stock will be set forth in prospectus supplements from time to time, if required.

(3) Assumes that any other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

     None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates except as set forth below. Credit Suisse First Boston and Goldman, Sachs & Co, were initial purchasers in connection with the private placement of the debentures and have, along with certain of their affiliates, engaged and may engage in investment banking transactions with us. Merrill Lynch, Pierce Fenner & Smith, Inc., an affiliate of Merrill Lynch International Ltd., has from time to time acted as a financial advisor to us and has engaged in investment banking transactions with us. We have used and may in the future use, the services of Bear Stearns, an affiliate of Bear Stearns International Limited, for occasional trading activities.

     Only selling securityholders identified above who beneficially own the debentures set forth opposite each such selling securityholders's name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell such debentures under the registration statement. Prior to any use of this prospectus in connection with an offering of the debentures and/or the common stock issuable upon conversion of the debentures by any holder not identified above, this prospectus will be supplemented to set forth the name and other information about the selling securityholder intending to sell such debentures and/or common stock. The prospectus supplement will also disclose whether any selling securityholder selling in connection with such prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the prospectus supplement if such information has not been disclosed in this prospectus.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material U.S. federal income tax consequences to holders of the ownership and disposition of the debentures. This discussion applies only to debentures that are held as capital assets.

     As used in this section, the term "holder" means a beneficial owner of a debenture that is for United States federal income tax purposes:

     o    a citizen or resident of the United States;

     o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

     o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     The term holder also includes certain former citizens of the United
States.

     This discussion does not describe the U.S. federal income tax consequences of the ownership or disposition of our common stock, nor does it describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

     o    certain financial institutions;

     o    insurance companies;

     o    dealers in securities or foreign currencies;

     o    persons holding debentures as part of a hedge;

     o    holders whose functional currency is not the U.S. dollar;

     o partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

     o    persons subject to the alternative minimum tax.

     This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations all as of the date of this registration statement, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described in this section. We strongly recommend that persons considering the purchase of debentures consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Debentures

     We currently intend to treat the debentures as indebtedness for United States federal income tax purposes subject to the Treasury regulations governing contingent payment debt instruments (the "contingent debt regulations"). In the absence of an administrative determination or judicial ruling to the contrary, we and every holder agree to treat the debentures as subject to the contingent debt regulations. Each holder agrees to be bound by our application of the contingent debt regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures for U.S. federal income tax purposes as described below. However, the proper application of the contingent debt regulations to the debentures is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service will not assert that the debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss with respect to an investment in the debentures. In particular, it might be determined that a holder should not have accrued interest income in excess of the stated yield, should not have recognized income upon the conversion of a debenture and should have recognized capital gain or loss upon a taxable disposition of its debenture. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the debentures (including the possibility that the debentures are not contingent payment debt instruments) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent debt regulations as described above.

     Interest Accruals on the Debentures

     Under the contingent debt regulations, a holder, regardless of its method of accounting for federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the "comparable yield") determined at the time of issuance of the debentures. Accordingly, holders will be required to include interest in taxable income in each year despite the fact that no interest may actually be paid on the debentures.

     At the time the debentures were issued, we were required to determine the comparable yield for the debentures taking into account the yield at which we could have issued a nonconvertible, fixed rate debt instrument with terms similar to those of the debentures. Accordingly, we have determined the comparable yield to be 6.28% compounded semi-annually.

     Solely for purposes of determining the amount of interest income that a holder will be required to accrue, we were required to construct a "projected payment schedule" in respect of the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield. The projected payment schedule for the debentures includes an estimate for a payment at maturity taking into account the anticipated value of our common stock at the time. The comparable yield and the schedule of projected payments are set forth in the Indenture. Holders may also obtain the projected payment schedule by submitting a written request for it to us at International Paper Company, 400 Atlantic Street, Stamford, Connecticut 06921, Attention: Corporate Secretary.

     Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that will be paid on the debentures or the value at any time of the common stock into which the debentures may be converted. For U.S. federal income tax purposes, a holder is required to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a debenture, unless under relevant Treasury regulations our determination is unreasonable and such holder timely and explicitly discloses and justifies another determination of the comparable yield and projected payment schedule to the IRS.

     Based on the comparable yield and the issue price of the debentures, a holder of a debenture (regardless of accounting method) will be required to accrue as interest the sum of the daily portions of interest on the debentures for each day in the taxable year on which the holder held the debenture. The issue price of the debentures is $475.66. These daily portions of interest will be adjusted upward and downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the debentures (as set forth below). In addition, any holder which has purchased a debenture for an amount which is more or less than its adjusted issue price on the date of purchase will be required to make further adjustments in the manner described below.

     The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture. The adjusted issue price of a debenture at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be the sum of the issue price of such debenture and any interest previously accrued on such debenture by a holder (disregarding any positive or negative adjustments).

     A holder will be required to recognize interest income equal to the amount of any positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. A negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a debenture for a taxable year:

     o will first reduce the amount of interest in respect of the debenture that a holder would otherwise be required to include in the taxable year and

     o to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess as does not exceed the excess of the amount of all previous inclusions under the debenture.

     A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

     A holder whose tax basis differs from the adjusted issue price of the debenture at the time of acquisition must reasonably allocate the difference to
(a) daily portions of interest or (b) the projected payment at maturity. An allocation to daily portions of interest should be reasonable to the extent that the difference is due to a change in the yield at which we could issue a non-convertible fixed rate debt instrument with terms similar to the debenture at such acquisition date. An allocation to the projected payment at maturity should be reasonable to the extent that the anticipated value of our common stock at maturity, determined on the basis of the market conditions at the acquisition date, differs from the anticipated value of our common stock, as it had been determined on the basis of market conditions which prevailed at the time of original issuance.

     If a holder's basis is greater than adjusted issue price, the amount of the difference allocated to a daily portion of interest or to the projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the holder's adjusted basis in the debt instrument is reduced by the amount the holder treats as a negative adjustment.

     If a holder's basis is less than adjusted issue price, the amount of the difference allocated to a daily portion of interest or to the projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the holder's adjusted basis in the debt instrument is increased by the amount the holder treats as a positive adjustment.

     It should be noted that generally the rules for accrual of premium or discount will not apply.

     Sale, Exchange, Conversion or Retirement of the Debentures

     Upon a sale, exchange or retirement of a debenture for cash, a holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the debenture. A holder's adjusted tax basis in a debenture will generally be equal to the holder's original purchase price for the debenture, increased by any interest income previously accrued by the holder (determined without regard to any positive or negative adjustments to interest accruals described above). A holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions, and the balance as capital loss. In the case of a conversion, however, the balance of any loss may be added to the holder's basis in the common stock received rather than allowed as a capital loss. See "Material United States Federal Income Tax Considerations."

     As described above, holders are generally bound by our determination of the comparable yield and the projected payment schedule. Our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion of a debenture into our common stock as a contingent payment in respect of the debentures. Accordingly, we intend to treat the delivery of our common stock upon the conversion of a debenture as a contingent payment. Such contingent payment will equal the fair market value of the common stock received upon conversion or repurchase, plus any cash paid. Any gain will be treated as interest income and any loss as ordinary loss to the extent of the excess of previous income inclusions. It is unclear whether the balance of any loss would be recognized as a capital loss or added to the holder's basis in our common stock.

     A holder's tax basis in our common stock received upon a conversion of a debenture or upon a holder's exercise of a repurchase right that we elect to satisfy in common stock will equal the then current fair market value of such common stock. The holder's holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

     Constructive Dividends

     If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the exchange rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to the holders of the debentures. For example, an increase in the exchange rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the debentures.

     Generally, an increase in the exchange rate in the event of stock dividends or distributions of rights to subscribe for common stock will not be a taxable dividend.

     Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with payments on the debentures and the proceeds from a sale or other disposition of the debentures. You may be subject to United States backup withholding tax at the rates specified in the Code on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock will be the purchase price of the debentures or underlying common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of debentures or common stock to be made directly or through agents.

     The debentures and the underlying common stock may be sold from time to time to purchasers:

     o directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, or

     o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any selling securityholder which is a broker-dealer or an affiliate of a broker- dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling securityholder purchased in the ordinary course of business, and at the time of its purchase of the debentures to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the debentures. As a result, any profits on the sale of the debentures and the underlying common stock by selling securityholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling securityholders who are broker- dealers or affiliates of broker dealers, other than the initial purchasers, purchased the debentures outside of the ordinary course of business or, at the time of the purchase of the debentures, had any agreements or understandings, directly or indirectly, with any person to distribute the debentures.

     If the debentures and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The debentures and the underlying common stock may be sold in one or more transactions at:

     o    fixed prices;

     o    prevailing market prices at the time of sale;

     o    prices related to such prevailing market prices;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These sales may be effected in transactions

     o on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     o through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the debentures or the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the debentures and underlying common stock short and deliver debentures and the underlying common stock to close out short positions, or loan or pledge debentures or the underlying common stock to broker-dealers that in turn may sell the debentures and the underlying common stock.

     A short sale of the debentures or the underlying common stock by a broker-dealer, financial institution or selling securityholder would involve the sale of such debentures or underlying common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the debentures or the underlying common stock, a broker-dealer, financial institution or selling securityholder may purchase the debentures or our common stock on the open market to cover positions created by short sales. In determining the source of the debentures or shares of common stock to close out such short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of shares of the debentures or common stock available for purchase in the open market.

     At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered and the terms of the offering, including, to the extent required, the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders.

     Our common stock trades on the New York Stock Exchange under the symbol "IP". We do not intend to apply for listing of the debentures on any securities exchange or for quotation through Nasdaq. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the debentures. See "Risk Factors-Risks relating to the Debentures."

     We cannot assure you that any selling securityholder will sell any or all of the debentures or the underlying common stock with this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus. In addition, any debentures or underlying common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The debentures and the underlying common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the debentures and underlying common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration.

     The selling securityholders and any other person participating in the sale of debentures or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

     Under the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov.You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement that we have filed with the SEC relating to the debentures and the underlying common stock into which the debentures may be converted. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and does not describe all exceptions and qualifications contained in those contracts, agreements or documents . You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

     We "incorporate by reference" into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus, incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

     The following documents listed below that we have previously filed with the SEC (Commission File Number: 001-03157) are incorporated by reference:



Our SEC Filings                                                Period
---------------                                                ------

Annual Report on Form 10-K and Form 10-K/A.......... Year ended December 31,
                                                     2000, as filed on March
                                                     26, 2001 as amended on
                                                     January 16, 2002.
Quarterly Report on Form 10-Q....................... Quarter ended:
                                                       o March 31, 2001, as
                                                         filed on May 14,
                                                         2001;
                                                       o June 30, 2001, as
                                                         filed on August 13,
                                                         2001; and
                                                       o September 30, 2001,
                                                         as filed on November
                                                         14, 2001.
Current Reports on Form 8-K......................... Filed on:
                                                       o January 25, 2001;
                                                       o April 19, 2001;
                                                       o June 14, 2001;
                                                       o July 17, 2001;
                                                       o October 17, 2001; and
                                                       o November 27, 2001.
Registration Statement on Form 8-A (as amended)..... Filed on July 20, 1976.

     All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus and prior to the termination of this offering shall also be deemed to be incorporated in this prospectus by reference.

     You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC's web site or at the addresses listed above. We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to International Paper Company, 400 Atlantic Street, Stamford, Connecticut 06921, Attention: Investor Relations Department (Telephone: (203) 541-8625).

                                 LEGAL MATTERS

     The validity of the debentures and the shares of common stock issuable upon conversion of the debentures will be passed upon for us by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

     Our consolidated financial statements and related financial statement schedule included or incorporated by reference in our Annual Report on Form 10-K and Form 10/K-A for the fiscal year ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                                                     APPENDIX A

                               NOTICE OF TRANSFER
                       PURSUANT TO REGISTRATION STATEMENT

Barbara Smithers
Vice President and Corporate Secretary
International Paper Company
400 Atlantic Street
Stamford, Connecticut 06921
Facsimile: (203) 541-8208

and

The Bank of New York
5 Penn Plaza
13th Floor
New York, NY 10001
Facsimile: (212) 896-7298
Attention: Corporate Trust Administration

     Re:  International Paper Company (the "Company")
          Zero Coupon Convertible Debentures due June 20, 2021

Dear Sirs:

     Please be advised that _____________________ has transferred $___________ aggregate principal amount of the above-referenced Debentures pursuant to an effective Registration Statement on Form S-3 (File No. 333-69082) filed by the Company.

     We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the transferred securities is named as a "Selling Securityholder" in the Prospectus dated ____________ or in supplements thereto, and that the aggregate amount of the securities transferred are (or are included in) the securities listed in such Prospectus (or in supplements thereto) opposite such owner's name.

     Dated:

                                           Very truly yours,



                                           -------------------------------------
                                                         (Name)



                                           By:
                                              ----------------------------------
                                                    (Authorized Signature)

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable in connection with the issuance and distribution of the securities being registered. All amounts are shown are estimates except the SEC registration fee.

SEC registration fee..........................................     $258,188.78
Printing expenses.............................................       60,000
Accounting fees and expenses..................................       15,000
Legal fees and expenses.......................................       75,000
Transfer Agent expenses.......................................       15,000
Miscellaneous expenses........................................       10,000
                                                                   -----------
          Total...............................................     $433,188.78
                                                                   ===========


Item 15.  Indemnification of Directors and Officers.

     Section 721 of the New York Business Corporation Law ("B.C.L.") provides that, in addition to the indemnification provided in Article 7 of the B.C.L., a corporation may indemnify a director or officer by a provision contained in its certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that the director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the B.C.L. provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the B.C.L. in respect of a threatened or pending action which is settled or otherwise disposed of or any claims as to which such director or officer will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 of the B.C.L. specifies the manner in which payment of indemnification under Section 722 of the B.C.L. or indemnification permitted under Section 721 of the B.C.L. may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723. Section 724 of the B.C.L. provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     Article VII of the Restated Certificate of Incorporation, as amended, of the Registrant provides in part as follows:

               "Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director; provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise."

     Article IX of the By-laws, as amended, of the Registrant provides as follows:

               "The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity for the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action."

     International Paper has purchased certain liability insurance for its officers and directors as permitted by Section 726 of the B.C.L., has entered into indemnity agreements with its directors and certain officers providing indemnification in addition to that provided under the B.C.L., as permitted by
Section 721 of the B.C.L.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Reference is made to Section 4 of the Registration Rights Agreement incorporated by reference as Exhibit 4.4 hereto for a description of the indemnification arrangements in connection with the registration of the debentures under the Securities Act of 1933.

Item 16.  Exhibits.


Exhibit
Number           Description
---------        -------------
** 1.1           Purchase Agreement dated June 13, 2001 between International
                 Paper Company and Credit Suisse First Boston Corporation.
   4.1           Indenture, dated as of April 12, 1999, between International
                 Paper and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to International Paper's Report on
                 Form 8-K filed on June 29, 2000 (File No. 1-3157)).
** 4.2           Convertible Debentures Supplemental Indenture dated as of
                 June 20, 2001, between International Paper Company and the
                 Bank of New York, as Trustee.
** 4.3           Form of Debenture (included in Exhibit 4.2)

Exhibit
Number           Description
---------        -------------
** 4.4           Registration Rights Agreement dated as of June 20, 2001 between
                 International Paper Company and Credit Suisse First Boston
                 Corporation.
** 5.1           Opinion of Davis Polk & Wardwell.
  12.1           Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to International Paper's Report on
                 Form 10-Q filed on November 14, 2001 (File No. 1-3157)).
 *23.1           Consent of Arthur Andersen LLP.
 *23.2           Consent of PricewaterhouseCoopers.
**23.3           Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
**24.1           Powers of Attorney.
**25.1           Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as Trustee.
-------------------

* Filed herewith.

** Previously filed.



Item 17.  Undertakings.

     A.   Undertaking Pursuant to Rule 415

     The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.  Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 16th day of January 2002.

                                             INTERNATIONAL PAPER COMPANY


                                             By: /s/ Barbara L. Smithers
                                                 ------------------------------
                                             Name: Barbara L. Smithers
                                             Title: Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.




                NAME                       TITLE                     DATE
                ----                       -----                     ----


            *
--------------------------   Chairman of the Board, Chief
      John T. Dillon         Executive Officer and Director   January 16, 2002


            *
--------------------------   Executive Vice President and
     C. Wesley Smith         Director                         January 16, 2002


            *
--------------------------
     Robert J. Eaton         Director                         January 16, 2002


            *
--------------------------
     Samir G. Gibara         Director                         January 16, 2002


            *
--------------------------
   James A. Henderson        Director                         January 16, 2002



--------------------------
   John R. Kennedy           Director


            *
--------------------------
    Robert D. Kennedy        Director                         January 16, 2002

                NAME                       TITLE                     DATE
                ----                       -----                     ----



            *
--------------------------
  W. Craig McClelland        Director                         January 16, 2002


            *
--------------------------
    Donald F. McHenry        Director                         January 16, 2002


            *
--------------------------
    Patrick F. Noonan        Director                         January 16, 2002


            *
--------------------------
    Jane C. Pfeiffer         Director                         January 16, 2002


            *
--------------------------
    Jeremiah J. Sheenan      Director                         January 16, 2002


            *
--------------------------
    Charles R. Shoemate      Director                         January 16, 2002


            *
--------------------------   Executive Vice President and
      John V. Faraci         Chief Financial Officer          January 16, 2002


            *
--------------------------   Vice President - Finance and
      Andrew R. Lessin       Chief Accounting Officer         January 16, 2002


*By: /s/Barbara L. Smithers
    -----------------------
        Barbara L. Smithers
        Attorney-In-Fact                                      January 16, 2002

EXHIBIT INDEX




Exhibit
Number           Description
------           -----------

** 1.1           Purchase Agreement dated June 13, 2001 between International
                 Paper Company and Credit
                 Suisse First Boston Corporation.
   4.1           Indenture, dated as of April 12, 1999, between International
                 Paper and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to International Paper's Report on
                 Form 8-K filed on June 29, 2000 (File No. 1-3157)).
** 4.2           Convertible Debentures Supplemental Indenture dated as of June
                 20, 2001, between International Paper Company and the Bank of
                 New York, as Trustee.
** 4.3           Form of Debenture (included in Exhibit 4.2)
** 4.4           Registration Rights Agreement dated as of June 20, 2001 between
                 International Paper Company and Credit Suisse First Boston
                 Corporation.
** 5.1           Opinion of Davis Polk & Wardwell.
  12.1           Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to International Paper's Report on
                 Form 10-Q filed on November 14, 2001 (File No. 1-3157)).
 *23.1           Consent of Arthur Andersen LLP.
 *23.2           Consent of PricewaterhouseCoopers.
**23.3           Consent of Davis Polk & Wardwell (included in Exhibit 5.1).
**24.1           Powers of Attorney.
**25.1           Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as Trustee

-----------------
*    Filed herewith.
**   Previously filed.